UNITED STATES
            SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549
                                 ---------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                 ---------------

                            CarPartsOnSale.com, Inc.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
--------------------------------------------------------------------------------
Delaware
(State or jurisdiction of corporation or organization)

44113
(Primary Standard Industrial Classification Code Number)

65-0911444
(I.R.S. Employer Identification No.)

         580 Aviator Drive, Ft. Worth, Texas 76179 Phone: (817)-439-0373 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                        Mr. Scott Hudson, President & CEO
                                580 Aviator Drive
                             Ft. Worth, Texas 76179
                                 (817) 439-0373
                               (817) 439-0397 fax

(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE OF
                               AGENT FOR SERVICE)

                                   COPIES TO:
                               Mr. Brian K. Bosien
                             Cokinos, Bosien & Young
                         2919 Allen Parkway, Suite 1500
                              Houston, Texas 77019
                                 (713) 535-5500
                               (713) 535-5533 fax

             2,000,000 SHARES CarPartsOnSale.com, Inc., COMMON STOCK

            Proposed NASDAQ SmallCap Market under the symbol "CPOS."

                "RISK FACTORS" START ON PAGE 7 OF THIS PROSPECTUS

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Approximate date of proposed sale to the public: As soon as practical after Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.


                         CALCULATION OF REGISTRATION FEE

Tile of each class of securitiesto be       Amount tobe     Proposed maximum     Proposed maximum      Amount of
registered                                  registered      offering price per   aggregate offering    registration fee
                                                            unit                 price

Common Stock,$.01 par value per share       2,000,000       $5.50                $11,000,000           $2,904.00


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY

DETERMINE.


Note: Specific details relating to the fee calculation shall be furnished in notes to the table, including references to provisions to Rule 457 (ss.230.457 of this chapter) relied upon, if the basis of the calculation is not otherwise evident from the information presented in the table. If the filing fee is calculated pursuant to Rule 457(o) under the Securities Act, only the title of the class of securities to be registered, the proposed maximum aggregate offering price for that class of securities and the amount of registration fee need to appear in the Calculation of Registration Fee table. Any difference between the dollar amount of securities registered for such offerings and the dollar amount of securities sold may be carried forward on a future registration statement pursuant to Rule 429 under the Securities Act.

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted

                   SUBJECT TO COMPLETION, DATED JULY 24, 2000


                             PRELIMINARY PROSPECTUS

                            CARPARTSONSALE.COM, INC.


                        2,000,000 SHARES OF COMMON STOCK

This is an initial public offering of up to 2,000,000 shares of our common stock.

We will be selling a minimum of 400,000 and a maximum of 2,000,000 of our shares in a direct participation offering. The shares will be sold by our officers and directors. Until we have sold at least 400,000 shares, we will not accept subscriptions for any shares. Shares must be purchased in increments of 200 shares. All proceeds of this offering will be deposited in an interest-bearing escrow account. If we are unable to sell at least 400,000 shares before the offering ends, we will return all funds, with interest, to subscribers promptly after the ending of this offering. The offering will remain open until all shares offered are sold or nine months after the date of this prospectus, except that we will have only 180 days to sell at least the first 400,000 shares. We may decide to cease selling efforts prior to such date if we determine that it is no longer beneficial to continue the offering.

Prior to this offering, there has been no public market for the shares. The initial public offering price will be $5.50 per share.

THE SHARES OFFERED IN THIS OFFERING INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION WITH THE POSSIBILITY OF THE LOSS OF YOUR ENTIRE INVESTMENT. YOU SHOULD CAREFULLY READ THE "RISK FACTORS" BEGINNING ON PAGE 5 FOR INFORMATION THAT YOU SHOULD CONSIDER IN DETERMINING WHETHER TO PURCHASE ANY OF THE SHARES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SHARES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               PRICE PER SHARE     OFFERING     PROCEEDS,AFTER
           NUMBER OF SHARES       TO PUBLIC        EXPENSES     EXPENSES, TO US
           ----------------    ---------------     --------     ---------------

Minimum         400,000            $5.50           $200,000      $  2,000,000
Maximum       2,000,000            $5.50           $400,000       $10,600,000

We currently have no arrangements with underwriters or broker-dealers to sell our shares.

                  The date of this prospectus is July 26, 2000

                               TABLE OF CONTENTS

                                                    Page

Prospectus summary                                    5
Risk factors                                          7
Forward looking statements                           11
Use of proceeds                                      11
Capitalization                                       13
Dilution                                             14
Management's discussion and analysis                 15
Business                                             18
Business Description                                 24
Management                                           33
Principal stockholders                               37
Related party transactions                           38
Plan of distribution                                 39
Description of capital stock                         44
Experts                                              47
Legal matters                                        47
Where you can find more information                  47
Financial statements                                  I

                               PROSPECTUS SUMMARY

CARPARTSONSALE

CarPartsOnSale.com, Inc. (CPOS) is a Texas-based corporation that sells high-performance and standard automobile aftermarket parts via the Internet. The performance parts market is a $4 billion component of the $32 billion automobile aftermarket parts market. CPOS currently owns and operates several related Internet sites - including carpartsonsale.com - which offers over 1 million car parts. The Company also owns The Racing Zone, a performance car parts retail outlet in Arlington, Texas and Crown publishing, an online automotive community. This "clicks and mortar" business combination gives both do-it-yourself consumers as well as automotive parts businesses direct access to high-performance car parts, replica kit cars and a large selection of original and aftermarket manufactured replacement auto parts and accessories. For various financial, contractual, legal, tax, and other reasons, CPOS conducts various portions of its business through its wholly owned subsidiaries and website divisions. Although each subsidiary is legally distinct, their respective operations are described herein on a consolidated basis. Accordingly, throughout this document, references to "CarPartsOnSale.com, Inc." and "CPOS" refer jointly to CarPartsOnSale.com, Inc., The Racing Zone, Inc., Crown Communications, Inc., and/or their respective divisions, as appropriate.

Our principal executive offices are located at 580 Aviator Drive, Ft. Worth, Texas 76179. Our telephone number is (817) 439-0373 and our fax number is (817) 439-0397. Our corporate website is www.CarPartsOnSale.com. The information contained in this website or any of our websites, including carpartsonsale.com, kitcar.com, cobracountry.com, and mustangcountry.com are not a part of this prospectus.

                                  THE OFFERING

Shares offered......................     Common stock, par value $.01 per share.

     Minimum........................     400,000 shares
     Maximum .......................     2,000,000 shares


Price per share.....................     $5.50

Shares outstanding after this offering
     Minimum .......................     17,416,931 shares

     Maximum  ......................     19,016,931 shares

Use of proceeds ....................     We plan  to  use  the net proceeds from
this offering for the following purposes:

                                         new product development
                                         marketing and advertising
                                         office, warehouse and retail facilities
                                         personnel
                                         computer equipment
                                         working capital and general corporate
                                            purposes.

         UNLESS OTHERWISE INDICATED OR THE CONTEXT OTHERWISE REQUIRES, WE REFER TO CARPARTSONSALE.COM, INC. AS "CARPARTSONSALE", "WE", "US" , "OUR" OR "CPOS".

                          SUMMARY FINANCIAL INFORMATION

INCOME SHEET DATA: APRIL 19,199 THRU APRIL 30, 2000


         Revenues                                        $2,158,000
         Costs and expenses:
             Cost of Goods Sold                           1,535,000
             Sales and marketing                            313,000
             General and administrative,
            depreciation and amortization                   810,000
         Total expenses                                  $2,658,000

         Loss from operations           ($500,000)

         Other income, net                                     3000

         Net income/(loss)                                ($497,000)

         Basic and diluted loss
             per share                                       ($0.03)


BALANCE SHEET DATA:

                                30-Apr-00

                                             Actual           Minimum        Maximum

          Current assets                     1,573,000        3,573,000      12,173,000
          Long Term Assets                     269,000          269,000         269,000
          Total assets                       1,842,000        3,842,000      12,442,000
          Current liabilities                  184,000          184,000         184,000
          Total stockholders' equity         1,658,000        3,658,000      12,258,000

         For the minimum number of shares under the offering, the as adjusted balance sheet data at April 30, 2000 assumes net proceeds of $2,000,000, net of $200,000 in offering expenses. For the maximum number of shares under this offering, the as adjusted balance sheet of April 30, 2000 assumes net proceeds of $10,600,000, net of $400,000 in offering expenses.

                                  RISK FACTORS

         The shares offered in this prospectus are speculative and involve a high degree of risk. If you purchase shares you may lose your entire investment. Prior to making an investment decision, you should carefully consider all of the information contained in this prospectus, including the following risk factors.

WE WILL HAVE BROAD DISCRETION IN THE USE OF THE NET PROCEEDS FROM THIS OFFERING, AND WE MIGHT USE THEM INEFFECTIVELY.

         We will have broad discretion over how we use the net offering proceeds, and we could spend the proceeds in ways with which you might not agree. We cannot assure you that we will use these proceeds effectively. We plan to use the proceeds from this offering for:

                  new product development
                  marketing and advertising
                  office, warehouse and retail facilities
                  personnel
                  computer equipment and software
                  working capital and general corporate purposes.

Our  business  strategy   includes  possible  growth  through   acquisitions  or
significant investments, and we may use a substantial portion of the offering proceeds to buy or invest in businesses we have not yet identified.

OUR EXISTING STOCKHOLDERS WILL BE ABLE TO EXERCISE CONTROL OF OUR COMMON STOCK AND MAY MAKE DECISIONS THAT ARE NOT IN THE BEST INTEREST OF ALL STOCKHOLDERS.

         At the completion of this offering Scott Hudson, Director, President and Chief Executive Officer, Stephen Newmark, Director and Vice President, Curt Scott, Director and Media Director, and Mike Davis, Director and Vice President of Operations, will in the aggregate beneficially own approximately 86.5% of the outstanding shares of our common stock in the event the maximum number of shares offered in this offering are sold, or 94.4% of the outstanding shares of our common stock in the event the minimum number of shares offered in this offering are sold. Accordingly, They will be able to control the election of directors and all other matters subject to stockholder votes. This concentration of ownership may have the effect of delaying or preventing a change of control of CarPartsOnSale, even if this change of control would benefit shareholders.

WE ARE RELYING ON CERTAIN SUPPLIER RELATIONSHIPS AND THEIR WHOLESALE DISTRIBUTOR STATUS TO PURCHASE GOODS FOR RESALE AT ACCEPTABLE PROFIT MARGINS. A LOSS OF THIS ADVANTAGE WOULD RESULT IN SMALLER GROSS PROFIT MARGINS AND SUBSTANTIALLY REDUCE OUR POTENTIAL FOR PROFITS.

         We are relying on certain supplier relationships and their wholesale distributorships with firms such as Edelbrock, Holley, Ford Motor Sport and MSD Ignition Company, as major suppliers, to provide products at wholesale distributor prices affording us a bigger gross profit margin. The loss of any of these relationships could have a material effect on gross profit margins.

ONLINE SECURITY BREACHES COULD DISRUPT OUR SERVICES, IN WHICH CASE OUR BUSINESS COULD SUFFER.

         Our computer servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. We may need to expend significant additional capital and other resources to protect against a security breach or to alleviate problems caused by any such breaches. We may be unable to prevent or remedy all security breaches. If any of these breaches occur, we could temporarily lose the ability to effectively maintain our web sites and services and as a result lose retail sales and marketing advantage over non internet competitors and visitors to our websites. Such a breach could also give rise to liability to third parties, including affected customers.

WE MIGHT ONLY SELL THE MINIMUM NUMBER OF SHARES OR LESS THAN THE MINIMUM NUMBER OF SHARES.

         We can have a closing and accept subscriptions for the sale of shares to investors if at least 400,000 shares have been sold, which is the minimum number of shares that may be sold in this offering. In the event such minimum amount, or any amount which is significantly less that the maximum amount of 2,000,000 shares offered in this offering are sold, we may not be able to develop and market our products and services and increase our market share in markets in which we compete as aggressively as if more shares were sold. We would also not be able to take advantage of acquisition or investment opportunities as aggressively. Additionally, we would not be able to expand our operations, or significantly increase the size of our work force and infrastructure to the extent we could if we sold more shares.

         We may also be unsuccessful in selling at least 400,000 shares in this offering, particularly because our officers and directors are selling the shares in a direct participation offering, without the use of an underwriter. If we fail to sell at least 400,000 shares in this offering, we will be unable to accept any subscriptions in the offering. We could also decide, in our discretion, to not have a closing. Although your funds will be returned to you promptly by our escrow agent, with interest, you will not have the use of these funds for other purposes during the time period that your funds were held in escrow, which could be in excess of nine months.

THE SHARES YOU PURCHASE IN THE OFFERING WILL BE IMMEDIATELY AND SIGNIFICANTLY DILUTED.

         The initial public offering price is substantially higher than the net tangible book value of each outstanding share of our common stock. Purchasers of our common stock in this offering will experience immediate and substantial dilution. Dilution represents the difference between the price of a share sold in this offering and the pro forma net tangible book value per share after the offering. The dilution will be $5.30 per share or 96% of the offering price per share if the minimum number of 400,000 shares are sold in the offering and $4.86 or 88% of the public offering price if the maximum number of 2,000,000 shares are sold in the offering.

ISSUANCE OF SUBSTANTIAL AMOUNTS OF ADDITIONAL SHARES UPON THE EXERCISE OF STOCK OPTIONS WILL DILUTE OUR STOCKHOLDERS.

         As of the date of this prospectus, we have an aggregate of 17,016,931 shares of common stock outstanding. In addition, as of the date of this prospectus, we have 2,000,000 shares of common stock issuable upon the exercise of stock options granted or available for grant under two existing stock option plans. All of such shares may be issued without any action or approval by our stockholders. The issuance of these shares would dilute the percentage ownership of our common stock held by our stockholders.
OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY DUE TO OUR GROWING DEPENDENCE ON INTERNET AND MARKETING REVENUE.

         Our quarterly results of operations have varied in the past resulting in continuing operating losses and such losses are likely to continue for the foreseeable future or vary significantly from quarter to quarter in the future as we increase our emphasis on the Internet as a source of revenue. As a result, we believe that quarter-to-quarter comparisons of our operating results may not be meaningful and you should not rely upon them as an indication of our future performance. Our operating expenses are based on expected future revenues and are relatively fixed in the short term. If our revenues are lower than expected, we could be adversely affected. In addition, during some future periods our operating results likely will fall below the expectations of public market analysts and investors. In this event, the market price of our common stock likely would decline.

BECAUSE WE HAVE HAD SUCH A SHORT OPERATING HISTORY, OUR FUTURE PERFORMANCE IS DIFFICULT TO PREDICT.

         Our operating history makes predicting our future performance difficult and does not necessarily provide investors with a meaningful basis for evaluating an investment in our common stock. We began operations in April 1999, as a result, we have no comparable prior periods to evaluate.

INTENSE COMPETITIVE PRESSURES IN THE E-COMMERCE MARKET MAY IMPEDE OUR ABILITY TO ESTABLISH A SUBSTANTIAL MARKET SHARE THAT WOULD ALLOW US TO BE PROFITABLE.

         The e-commerce market is new, rapidly evolving and intensely competitive. Some of our competitors are already aggressively marketing their e-commerce services and may be gaining a competitive advantage with such advertising. We expect competition to further intensify in the future. Barriers to entry are minimal, and competitors may develop and offer products ands services similar to ours in the future. We expect additional companies will offer competing e-commerce solutions in the future and challenge our ability to compete successfully against current or future competitors. Increased competition is likely to result in price reductions, reduced gross margins and or loss of market share, any of which could harm our business.

WE LACKED DISINTERESTED INDEPENDENT DIRECTORS TO APPROVE OR RATIFY OUR PAST MATERIAL TRANSACTIONS, AND AS A RESULT YOU HAVE NO INDEPENDENT ASSURANCE THAT SUCH TRANSACTIONS ARE FAIR.

         Prior to the date of this prospectus, we had no independent directors. As a result, no independent director has approved or disapproved any of our related-party transactions, including our employment stock option plan and our granting of stock options to past investors.

OUR SHARES COULD BECOME A "PENNY STOCK".

         The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on national securities exchanges or quoted on Nasdaq, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. Prior to a transaction in a penny stock, a broker-dealer is required to:

                  deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market;

                  provide the customer with current bid and offer quotations for the penny stock;

                  explain  the  compensation  of   the   broker-dealer  and  its
                  salesperson in the transaction;

                  provide monthly account statements showing the market value of each penny stock held in the customer's account; and

                  make a special written determination that the penny stock is a
                  suitable   investment   for  the  purchaser  and  receive  the
                  purchaser's written agreement to the transaction.

         These requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If our shares become subject to the penny stock rules, investors may find it more difficult to sell their shares.

         WE HAVE NO AGREEMENTS WITH ANY UNDERWRITERS OR BROKER DEALERS, AND WE MAY BE UNABLE TO ATTRACT MARKET MAKERS.

         There is currently no public trading market for the shares. The development of a public trading market depends upon not only the existence of willing buyers and sellers, but also on market makers. We may have one or more closings of the offering. The first closing may not occur until we are able to sell at least 400,000 shares. Each closing represents the time that investors' subscriptions are accepted and those shares are issued to investors. After that, we could have additional closings whenever we receive and accept new subscriptions. Following the completion of at least the first closing under this offering, we hope that a number of broker-dealer may become market makers for the shares. Under these circumstances, the market bid and asked prices for the shares may be significantly influenced by decisions of the market makers to buy or sell the shares for their own account, which may be critical for the establishment and maintenance of a liquid public market in the shares.

         Market makers are not required to maintain a continuous two-sided market and are free to withdraw firm quotations at any time. Additionally, in order to become listed on the Nasdaq SmallCap Market or Nasdaq National Market, we need to have at least three registered and active market makers. We currently have no market makers. No assurance can be given that any market making activities of any market makers will commence.

         We plan to file with NASDAQ Small Cap market under the symbol "CPOS".

                           FORWARD LOOKING STATEMENTS

         This prospectus includes "forward-looking statements." These statements involve known and unknown risks, uncertainties and other factors which could cause actual results, financial performance, operating performance or achievements expressed or implied by such forward-looking statements not to occur or be realized. Such forward-looking statements generally are based upon our best estimates of future results, performance or achievement, based upon current conditions, and the most recent results of operations. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. Potential uncertainties include among other things, the matters described in the "Risk Factors" and other sections of this prospectus.

         Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, we do not assume responsibility for the accuracy or completeness of the forward-looking statements after the date of this prospectus.

                                 USE OF PROCEEDS

         The net proceeds to us from the sale of the common stock, after deducting offering expenses, are expected to be approximately $2,000,000 if the minimum number of 400,000 shares are sold or $10,600,000 if the maximum number of 2,000,000 shares are sold. These proceeds are intended to be utilized substantially in the dollar amounts and percentage of total proceeds set forth below:



   Application of proceeds              Minimum                   Maximum

   New product development              $225,000     11.25%       $1,000,000      9.43%
   Marketing and advertising             500,000     25.00%        2,000,000     18.87%
   JV's/Acquisitions                     250,000     12.50%        2,300,000     21.70%
   Facilities                            325,000     16.25%          500,000      4.72%
   Personnel                             275,000     13.75%        1,400,000     13.21%
   Computer equipment                    100,000      5.00%          600,000      5.66%
   Working capital and general
   corporate purposes                    325,000     16.25%        2,800,000     26.42%

                                      $2,000,000    100.00%      $10,600,000    100.00%

          "New  product   development"  costs  includes  those  associated  with
developing and/or acquiring new partners, new distribution, and web properties.

         "Marketing and advertising" costs consist primarily of costs associated with our efforts to increase traffic flow to our web properties. Such efforts may include any or all of the following:

                  Internet advertising, including banner advertisement radio advertising television advertising print advertisements

         In the event that we sell exactly or close to the maximum number of shares in this offering, we plan to significantly increase our advertising expenditures in all of the types of media listed above. If we sell only the minimum number of shares in this offering, we would expect to increase our advertising expenditures to a much lesser degree and will continue to concentrate our advertisements on Internet banner or other types of Internet advertisements.

         "Facilities" costs consist of the following:

                leasehold improvements
                furniture
                equipment
                the development of additional facilities to house our operations

         "Personnel" costs include the costs associated with hiring and training, and the ongoing salaries and benefits of, personnel necessary to satisfy our operational and growth needs. In the event that we sell exactly or close to the maximum number of shares in this offering, we believe that we will significantly increase our operations. As a result, we would expect that our personnel needs would increase significantly, including the possible need for additional executive officers. If we sell the minimum number of shares in this offering, we will likely increase our operations by a smaller amount and our personnel needs will grow to a lesser degree.

         "Computer equipment" costs consist of additional office computer equipment and web service-related equipment. In the event we sell exactly or close to the maximum number of shares in this offering, and we significantly increase our operations and move our operations into a newly-built facility, we plan to add or replace computer equipment to meet our growing needs. If we sell the minimum number of shares is this offering, our needs for additional computer facilities will diminish.

          "Working capital and general corporate purposes" costs include costs associated with possible acquisitions and the following costs necessary for our ongoing operations:

         rents
         utilities
         financing account receivables
         existing employee salaries
         existing employee benefits
         professional and consulting fees

         The amounts set forth above are estimates. While our intentions with regard to the use of the proceeds of this offering are described above, we do not guarantee that the proceeds of this offering will be used as described in this prospectus. The actual amount expended to finance any category of expenses may be increased or decreased by our board of directors, in its discretion, if a reapportionment or redirection of funds is deemed to be in our best interests. As such, our board of directors and management will have broad discretion, subject to their fiduciary duties, in the use of the proceeds from the sale of the shares offered in this offering. We expect that the level and timing of expenditures necessary for each of the intended uses described above will depend upon numerous factors, including:

                 the progress of our product development activities the timing and amount of revenues resulting from our operation changes in competitive, technological or other conditions in our industry
                 the accuracy of our  estimates of the cost of our proposed uses of the proceeds of this offering

         As discussed above, if the minimum amount is raised, our expansion plans will be limited. In the event that an amount between the minimum and maximum amounts if raised, we intend to allocate such proceeds approximately proportionately to the above uses, but may, dependent on circumstances, allocate the use of such proceeds in a different manner.

         The expansion plans set forth in this prospectus represent our current plans for the development and expansion of our business. We reserve the right when and if the opportunity arises, to acquire other businesses, products and technologies for the purpose of expanding our business, as described in this prospectus or otherwise.

         We are not currently involved in any negotiations for purchasing any material business or group of assets. We have no specific plans, arrangements, understandings or commitments with respect to any acquisition at the present time, and it is uncertain as to when or if any acquisition will be made. We expect that any business that we would acquire would be in the automotive sector, either internet or bricks and mortar; however, no assurance can be given in this regard. In the event we sell exactly or close to the maximum number of shares in this offering, we will have a significant degree of flexibility relating to such acquisition or investment opportunities, while if we sell the minimum amount of shares in this offering, our ability to take advantage of business opportunities as they become available will be more limited.

         The net proceeds from this offering, together with internally generated funds, based on historical experience, are expected to be adequate to fund our working capital needs for at least the next twelve months. Pending use of the proceeds from this offering as set forth above, we may invest all or a portion of such proceeds in marketable securities, short-term, interest-bearing securities, U.S. Government securities, money market investments, equity or debt securities of other companies or businesses or short-term, interest-bearing deposits in banks.

                                 CAPITALIZATION

         The following table sets forth our capitalization at April 30, 2000, as adjusted, to give effect to the sale of the minimum number of 400,000 shares of common stock offered and to the sale of the maximum number of 2,000,000 shares of common stock offered in this offering, at an assumed public offering price of $5.50 per share, net of estimated offering costs and after the application of the net proceeds of such sale.


                                                      Actual         Minimum        Maximum
April 30, 2000

Stockholders' equity:

Common stock, $.01 par value per
share; 25,000,000 shares authorized;
17,016,931 shares issued and  outstanding;
(including  68,965.5 common shares  subscribed)
17,416,931  shares  issued and  outstanding,
as adjusted  assuming  the minimum number
of shares are sold; 19,016,931 shares
issued and outstanding, as adjusted assuming
the maximum number of shares are sold                 $170,170         $174,170        $190,170

Additional paid-in capital                           2,300,749        4,296,749      12,880,749

Receivable from stockholders                          (315,177)        (315,177)       (315,177)

Retained earnings                                     (497,024)        (497,024)       (497,024)

Total stockholders' equity                          $4,300,000       $6,300,000     $15,300,000


                                    DILUTION

         Our net tangible book value at April 30, 2000 is $1,491,212 or $.09 per share of common stock. Net tangible book value per share represents the amount of total tangible assets less liabilities, divided by 17,016,931 the historical number of shares of common stock issued as of April 30, 2000. After giving effect to the sale of 400,000 shares in the event that the minimum number of shares offered in this offering are sold or 2,000,000 shares in the event that the maximum number of shares offered in this offering are sold, the as adjusted net tangible book value at April 30, 2000 would be $3,491,212 or $.20 per share in the event that the minimum number of shares offered in this offering are sold, or $12,091,212, or $.64 per share in the event that the maximum number of shares offered in this offering are sold.

         This represents an immediate increase in net tangible book value of $.11 per share to the existing stockholders in the event the minimum number of shares are sold or $.55 per share to the existing stockholders in the event the maximum number of shares are sold, and an immediate dilution of $5.30 per share to new investors in the event that the minimum number of shares offered in this offering are sold or $4.86 per share to new investors in the event that the maximum number of shares offered in this offering are sold. The following table illustrates this per share dilution:


                                                                                  MINIMUM            MAXIMUM
                                                                                  -------            -------
Assumed public offering price per share of common stock offered
in this offering before deduction of offering expenses........................     $5.50              $5.50
                                                                                   -----              -----
   Net tangible book value per share before offering..........................       .09                .09
   Increase per share attributable to new investors...........................       .11                .55
                                                                                   -----              -----
As adjusted net tangible book value per share after offering..................       .20                .64
                                                                                   -----              -----
Dilution per share to new investors    .......................................     $5.30              $4.86
                                                                                   =====              =====

Percentage that new investors' shares are diluted.............................       96%                88%


         The following tables summarize the relative investments of investors in this offering and our current stockholders, assuming a per share offering price of $5.50, before deduction of offering expenses:


                    MINIMUM                      Stockholders        Investors       Total

Number of shares of common stock purchased         17,016,931           400,000    17,416,931
Percentage of outstanding common stock after
Offering                                               97.70%             2.30%          100%
Gross consideration paid                           $2,156,000        $2,200,000     4,356,000
Percentage of consideration paid                       49.49%            50.51%          100%
Average consideration per share of common
Stock                                                   $0.13             $5.50         $0.25


                    MAXIMUM

Number of shares of common stock purchased         17,016,931         2,000,000    19,016,931
Percentage of outstanding common stock after
Offering                                               89.48%            10.52%          100%
Gross consideration paid                           $2,156,000       $11,000,000    13,156,000
Percentage of consideration paid                       16.39%            83.61%          100%
Average consideration per share of common
Stock                                                   $0.13             $5.50         $0.69


                      MANAGEMENT'S DISCUSSION AND ANALYSIS

         The following discussion should be read with the historical financial statements, and accompanying notes, included elsewhere in this prospectus.

GENERAL

From inception, April 1999 to date, our revenues have been primarily derived from sales of performance and replacement auto parts, die-cast models and automotive print material. Sales have been approximately 85% performance parts and 5% replacement parts, with the balance of 10% coming from the sale of die-cast automobile models and printed automotive materials. Our Internet sales represents approximately 80% of sales and walk in traffic at our fixed retail location in Arlington, Texas represents approximately 20% of sales, to date. We intend to increase our future revenues by concentrating on increasing our Internet revenues.

REVENUES

         In our first year of operations we generated a little over $2,150,000 in sales. Our initial revenues were derived approximately 65% from retail sales at our storefront location and the balance of 35% from Internet direct sales.
Sales have grown from approximately $85,000 in May 1999 to approximately $250,000 in May 2000. The ratio of our walk in retail sales versus Internet and business sales has also changed. Currently walk in retail sales represents only about 20% with the balance coming from business to business and direct internet sales.

         We recognize sales when goods are shipped from us to the customer. All retail sales are prepaid by credit card. On commercial accounts with established credit terms, the accounts are assigned a pre approved credit limit and may be covered by a credit card.

WEBSITE DEVELOPMENT AND PRODUCT EXPENSES

         Website development and product costs are continuing to increase substantially, due to our Internet sales program expansion that started with inception in April 1999. We expect our web development activities to continue to increase significantly as we increase our emphasis on generating Internet product sales and marketing revenues. We currently classify all website development and product expenses with general and administrative expense. Website development and product expenses in the year ended April 30, 2000 were approximately $160,000.

SALES AND MARKETING EXPENSES

         We have paid selling commissions of $297,397 to outside affiliates, and will continue to attract more affiliates under similar structures. Our marketing expenses have been nominal to date and have not exceeded $15,000 year to date. We recently hired a business to business sales executive to generate new commercial accounts. We expect our sales and marketing expenses to increase substantially in the future Commissions that have been paid through April 30, 2000 have been to a related party. These commissions have been paid at a rate of 30% of sales referred by this related party. The Company has a referral program whereby other companies that refer customers to the Company are paid a commission based on the total sales to the referred customers. The commission percentage is based on the total amount of quarterly sales from the referral source and ranges from 5% to 10% on a sliding scale for quarterly referral sales up to $16,000. The commission percentages for referral sources with quarterly sales in excess of 16,000 are negotiated on a case by case basis.

GENERAL AND ADMINISTRATIVE EXPENSES

         General and administrative expenses have remained constant, with the exception of increased labor cost due to the hiring of a sales order processing clerk and our business to business salesperson. We anticipate a substantial increase in general and administrative expenses in the future to support our Internet sales growth. We believe that legal and professional fees, salaries and wages, and general office expenses, will increase significantly to provide for infrastructure necessary to administer a growing public company. In January of 2000, we granted stock options to employees which currently have an exercise price of $1.45 per share. The board of directors determined that the fair value of our common stock was $1.45 per share based on our prior pricing for our private placement. The stock options granted to employees are intended to be incentive stock options qualified under Section 422 of the Internal Revenue Code. These options vest over a period of five years from the date of grant and have an exercise price of no less than the fair value of our common stock at the time of grant.

We record compensation expense for options granted to employees if the exercise price is less than the fair value of the underlying common stock. Because options issued to employees were granted at the estimated fair value, no compensation relating to these options was charged to operations.

OTHER INCOME AND EXPENSES

We received interest income on our interest bearing cash accounts.

LIQUIDITY AND CAPITAL RESOURCES.

         The Company had not achieved profitable operations through April 30, 2000. However, management believes the Company's net working capital of $1,389,436 at April 30, 2000 will be sufficient to allow adequate time for the Company to fully implement its business plan. However, as we continue to increase our emphasis on Internet advertising and marketing revenue and focus on significantly increasing the flow of traffic to our websites, we may experience continuing operating losses. As a result, we may not be able to achieve profitability.

         During the period ending April 30, 2000, we generated insufficient cash flows from operations to support our business. To support operations, management invested additional capital, we completed a private placement, and had options exercised which raised approximately $1,403,000. On April 30, 2000 we had a $295,000 receivable from stock subscriptions, which were paid in May and June. During fiscal 2000 we used cash flows from operations of ($1,244,000). Approximately $947,000 of this amount was used to acquire inventory.

         At April 30, 2000 we had cash and cash equivalents of $98,000 and working capital of $1,389,436. We intend to continue to utilize our resources in 2001 for website development, marketing and advertising, to finance the higher level of sales necessary to support our anticipated increase in revenues, and for capital expenditures, including the purchase of computer equipment and website development. However, our working capital requirements may change depending upon numerous factors, including, without limitation, the need to expand our website traffic and Internet advertising. We believe that our existing cash and cash equivalents and cash generated from operations, if any, should be sufficient to meet our currently anticipated liquidity and capital expenditure requirements for at least the next 12 months. There can be no assurance, however, that we will be successful in attaining our revenue goals, nor that attaining such goals will have the desired effect on our cash resources. We have no long-term debt; however, we believe that credit facilities may be available to us.

         We may be required to raise additional funds after this offering, especially if we only sell the minimum number of shares and, as a result, do not have the proceeds necessary to implement our business plans to the extent we desire. There can be no assurance that additional financing will be available when needed or that if available, such financing will include terms favorable to us or our stockholders. If such financing is not available when required or is not available on acceptable terms, we may be unable to develop or enhance our services, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business, financial condition and results of operations.

FOREIGN CURRENCY TRANSACTIONS

         Our revenues are all denominated in U.S. dollars. Accordingly, we do not incur transaction gains and losses related to foreign currencies.

INCOME TAXES

         During the periods presented, we did not have a liability for federal and state income taxes since we incurred net operating losses. The minimum regular federal income tax rate is currently 34%. At present, the state of Delaware and Texas do not impose income taxes on corporations but do impose a business franchise tax on corporations.

SEASONALITY

The automotive performance and replacement parts business are not characterized by significant seasonal swings in demand, but the strongest demand for both product lines takes a seasonally adjusted upswing occurring in the fourth quarter of each year. We expect our net sales and operating results to continue to be affected by these fluctuations. Our revenues may also experience substantial variations as a result of a number of factors, such as consumer and business preferences and introduction of competing products by competitors, as well as limited time promotional pricing and other offers. There can be no assurance that we will achieve consistent growth or profitability on a quarterly or annual basis.

INFLATION

         We believe that inflation has generally not had a material impact on our operations.

                                    BUSINESS

OVERVIEW

THE COMPANY

CPOS is a Texas-based corporation that sells high-performance and standard automobile aftermarket parts via the Internet. The performance parts market is a $4 billion component of the $32 billion automobile aftermarket parts market. CPOS currently owns and operates several related Internet sites - including carpartsonsale.com - which offer over 1 million car parts. The Company also owns The Racing Zone, a performance car parts retail outlet in Arlington, Texas and Crown publishing an online automotive community. This "clicks and mortar" business combination gives both do-it-yourself consumers as well as automotive parts businesses direct access to high-performance car parts, replica kit cars and a large selection of originally and aftermarket manufactured replacement auto parts and accessories. For various financial, contractual, legal, tax, and other reasons, CPOS conducts various portions of its business through its wholly owned subsidiaries and website divisions. Although each subsidiary is legally distinct, their respective operations are described herein on a consolidated basis. Accordingly, throughout this document, references to "CarPartsOnSale.com, Inc." and "CPOS" refer jointly to CarPartsOnSale.com, Inc., The Racing Zone, Inc., Crown Communications, Inc., and/or their respective divisions, as appropriate.

Today, CPOS operates an e-commerce site which provides service, discounted prices, fulfillment, and one of the widest possible variety of high-performance and replacement auto parts and accessories. CPOS' Internet-oriented business model eliminates several layers from the fragmented multi-tier distribution system found in today's auto parts aftermarket creating value for:

     manufacturers who sell higher volumes;
     consumers who receive lower prices, and better service

In addition to the pure e-commerce currently delivered by CPOS, the Company plans to create, through its network of web sites, content and community offerings such as product reviews, auction services, chat, and events calendars for the highly enthusiastic subculture of do-it-yourself and professional mechanics.

PRODUCTS AND SERVICES

CPOS is a retailer that combines an Internet-based operation (carpartsonsale.com) with a storefront operation (The Racing Zone) to market and distribute auto parts used by do-it-yourself and professional mechanics. The company specializes in high-performance parts used to build or improve hot rod style cars. CPOS also offers replica classic cars, publications for do-it-yourself auto enthusiasts, original or aftermarket manufactured replacement auto parts, and specialized auto accessories (e.g. mats and mirrors, spoilers, air dams, etc.), and automotive supplies. CPOS has also recently opened one of the largest auto related cyber swap meets on the web.

MARKETING AND SALES STRATEGY

Management believes the company provides customers with a unique experience by combining the variety, efficiency and economy available through the Internet, with real time advice and consultation provided live by auto parts experts via The Racing Zone. CPOS plans to build the dominant online brand targeting do-it-yourself enthusiasts by appealing to the pride they derive from their mechanic skills. This will be accomplished in several steps:

BUSINESS-TO-BUSINESS PERFORMANCE PARTS AND AUTOMOTIVE SUPPLIES MARKET.

CPOS currently has secured supply relationships with over 100 performance part manufacturers. These relationships give CPOS access to low wholesale prices ("warehouse distributor" pricing). This low pricing combined with CPOS' experience and the efficiency of a well-executed e-commerce strategy provide a competitive advantage to attract this customer segment.

CPOS has started serving independent car part retailers by providing them CPOS consignment kiosks. These kiosks will feature attractive designs and tie directly to the CPOS ordering system thereby allowing retailers who currently don't offer performance parts to enter the category with no setup outlays or ongoing inventory costs.

CPOS will also target high-performance auto shops who specialize in converting or repairing hot hods and street rods with a direct sales campaign that may include subsidizing the shop's acquisition of a computer and Internet service in exchange for an exclusive supply agreement.

BUSINESS-TO-CONSUMER PERFORMANCE PARTS CATEGORY.

This niche is valuable because high-performance enthusiasts are customers who are definable and reachable and they tend to know precisely what they want. This makes the Internet delivery model an attractive service medium to this consumer segment. Furthermore, because performance enthusiasts are ego-driven racers and cruisers whose goal is making a personal statement, they tend to spend more than average do-it-yourself mechanics whose goal is to save money by avoiding repair shops.

B-TO-C AND C-TO-C REBUILT AND USED PARTS CATEGORY.

Via its online swap meet, CPOS will bring together numerous businesses and amateur mechanics who will buy, sell and exchange auto parts. These customers will either lease a booth, or pay a transaction fee, for the right to list their products on our site. The new parts section and the swap meet are the same site. This will allow customers the ability to jump from one section to the other with a click of the mouse. In this way we give customers more choices while maintaining their presence on our site.

TARGET REPLACEMENT PARTS.

After establishing its position in the $4 billion performance parts market as a reliable, rapid, low-cost e-commerce site, CPOS will focus more energy into the $25 billion replacement parts market. This will be a lower margin, volume-driven strategy enabled by CPOS' relationship with one a large independent auto parts distributor who will fulfill CPOS' orders by shipping directly from their warehouse network to a buyer's home or shop.

ADVERTISING REVENUE.

Businesses have recognized the online commerce opportunity and are increasingly using the Internet to sell and distribute products and services. As online commerce and the number of people using the Internet grow, advertisers and direct marketers are increasingly using the Internet to locate customers, advertise products or services and facilitate transactions. The eAdvertising Report estimates that approximately $1.5 billion was spent by U.S. companies on Internet advertising worldwide in 1998, and this amount is expected to grow to approximately $2.6 billion by the end of 1999 and to approximately $8.9 billion in 2002. According to the eAdvertising Report, Internet advertising spending accounted for approximately 1.2% of the total advertising spending in 1999 and this amount is predicted to grow to 3.4% in 2002.

While establishing ourselves as one of the premier online automotive site, we will enact efforts to attract advertising dollars from the premier automotive and speciality industries.

These strategies will be supported by aggressive use of targeted radio and television advertising, keyword driven online marketing, direct promotions at auto shows and races, celebrity endorsements, and affiliate marketing programs.

INDUSTRY OVERVIEW

The aftermarket for auto parts in the U.S. is $158 billion, of which, sales to do-it-yourself enthusiasts comprise $32 billion. The high-performance parts market is approximately $4 billion and the retail channel has traditionally been dominated by fragmented, independent parts shops and a few large catalog operations.

The aftermarket parts industry currently relies on a two-step, or even three-step-distribution system whereby parts flow from manufacturers to "warehouse distributors," to "jobbers," to retailers before finally reaching consumers. CPOS, through its existing relationships with parts suppliers, can both obtain parts at the lowest prices available and streamline this convoluted distribution system. It can achieve these objectives using its status as a "warehouse distributor" with major parts manufacturers to offer wholesale prices direct to consumers.

Management Team

CPOS' management team combines three ingredients critical to its success:
1.       deep domain expertise in auto parts retailing
2.       solid  comprehension  of  marketing  and  operating  an  Internet-based business
3.       a passion for  hot  rods and  do-it-yourself kit  cars  that provides a unique understanding of customer needs.

Biographies on the management team are set forth below in the section entitled Management.

OPERATIONS

CPOS consists of three retail operations; CarPartsOnSale.com, Crown Publishing and The Racing Zone. CarPartsOnSale.com was founded in April 1999, and the website became active in June 1999. CarPartsOnSale.com's user-friendly website allows customers to search for specialty and replacement parts by general part category, specific manufacturer, price.

The products offered on the site represent over 1 million items, which in management's opinion represents some of the most widely sought after car parts manufactured. The Racing Zone is a retail car parts operation located in Arlington, Texas with over the counter service and telephone ordering. The Racing Zone's staff provide live telephone assistance to Carpartsonsale.com customers with special questions or in need of help with the website. The ordering system triggers fulfillment either directly from the manufacturer to the consumer or from The Racing Zone warehouse. To round out the venture Crown Publishing owns some of the most heavily visited sites for the automotive enthusiast. They offer a wide range of auto-related products: guides, editorials, advertising, parts and memorabilia.

INDUSTRY BACKGROUND

INTERNET INDUSTRY

         GROWTH OF THE INTERNET AND ONLINE COMMERCE

         Over the past several years, the Internet has emerged as a powerful and efficient new medium, enabling people worldwide to exchange information, communicate and conduct business electronically. The number of people using the Internet continues to expand rapidly.

In only five years the Internet has driven a new and powerful economic model for both consumer and business to business activity. The Internet is fundamentally changing where people and businesses buy products, and it is also changing how, what and when they buy. International Data Corp. estimates that the number of Internet users worldwide will increase from 142 million in 1998 to over 500 million in 2003.

Forrester Research, Inc. predicts that the overall business to business e-commerce market will increase from $43 billion in 1998 to $1.3 trillion in 2003, and estimates that business to business sites will provide substantial savings to participants through quicker ordering, faster delivery, fewer errors, better information and more opportunities to find desired products and services.

The true promise of e-commerce is the rapidly-developing business opportunities that will available for those who recognize the Internet's significance.
Carpartsonsale.com intends to be at the forefront of this opportunity by providing amateur mechanics and professional mechanics unprecedented selection, service and convenience all at the lowest possible prices to the consumers and small shop owners.

It is already clear that online shopping for a wide variety of products is extremely popular with consumers and small businesses. Everything from groceries and books to specialty chemicals and furniture is being sold online every day. The Internet has brought certain fundamental changes for consumers and businesses in each industry it has penetrated. These changes include:


FOR CONSUMERS AND SMALL BUSINESSES          FOR SUPPLIERS AND DISTRIBUTORS
----------------------------------          ------------------------------------
Lower prices to end users                   Increased competition
Wider selection                             Compressed margins
Faster delivery                             Lower inventories
Added convenience                           Reduced working capital requirements
Increased level of service                  Fulfillment challenges


The Company believes it can take advantage of these dynamic changes to the economy's structure to reduce distribution system costs for the car parts industry and pass much of that savings along to do-it-yourself and professional mechanics. This will create a cycle whereby more users will see the benefits of buying car parts through the CPOS system, which will increase CPOS' buying power with suppliers, thereby effecting even greater discounts to be passed through the value chain to an ever-growing user base.

PERFORMANCE AND REPLACEMENT AUTO PARTS INDUSTRY HIGHLIGHTS

INDUSTRY SIZE

Sales of automotive aftermarket products and services in 1998 totaled $159 billion. The industry encompasses service and repair; do-it-yourself parts and accessories; tires and tubes; gasoline and other fuels; and lubricants. After several years of slowing growth, sales of do-it-yourself parts and accessories (including motor oil and chemicals) grew slightly faster than the overall industry to comprise $32 billion in 1998. Table 1 segments the total automotive aftermarket in 1998.


Table 1. Automotive Aftermarket Segments 1998

SEGMENT                           1998 REVENUES ($ BILLIONS)    % OF TOTAL REVS.
------------------------          --------------------------    ----------------
Service and Repair                              $108                  68%
do-it-yourself Parts and
  Accessories                                    $27                  17%
do-it-yourself Oil and
  Chemicals                                       $5                   3%
Tires                                            $19                  12%

TOTAL                                           $158                 100%


INDUSTRY STRUCTURE (AND CPOS'S IMPACT)

The  supply  base  for  car  parts  is   fragmented   across   several   hundred
manufacturers.

Currently, manufacturers rely on a multi-tier distribution system to move their products to market. This means suppliers sell products to Warehouse Distributors who mark up and resell to jobbers who do one of the following things: (1) markup and resell products to retailers, or (2) markup and sell products to the public through their own system of jobber-owned retail sites such as CARQUEST or NAPA. Table 2 portrays the current industry structure by laying out its value chain and the major players at each step.

Table 2. Industry Value Chain and Players

STEP IN VALUE CHAIN                            MAJOR PLAYERS
-----------------------                        ----------------------------
Manufacturers                                  AC/Delco
                                               Edelbrock
                                               Holley

Warehouse Distributors                         General Parts
                                               Genuine Parts
                                               O'Reilly Auto Parts
                                               Fisher APW
                                               Auto Parts Wholesale
                                               Parts Depot Company

Jobber Retailers                               General Parts (via CARQUEST)
                                               Genuine    Parts    (via
                                               NAPA)O'Reilly Auto Parts
                                               (via  AutoValue)  Fisher
                                               AP (via Federated)

Retail Chains                                  AutoZone
                                               Advance Auto Parts
                                               Summit Racing
                                               Pep Boys/Parts USA

Performance parts are distributed in a similar fashion. In each step of the distribution process products are marked up as handling costs, inventory costs, and profit making are factored into each layer. This unnecessarily increases prices to end consumers.

CPOS will attempt to change the industry structure by offering wholesale prices direct to do-it-yourself and professional customers. Currently CPOS believes it is the only major Internet company, which has achieved this enormous and unique advantage. The result will be the widest possible product offering at the lowest possible price relationship. The current industry distribution structure and CPOS' potential impact is best characterized by thefollowing example:

Table 5. Example of how a Replacement part moves through the distribution chain. Performance parts follow the same process, but margins are higher at each step.

STEP IN DISTRIBUTION CHAIN       TRADITIONAL PROCESS       CPOS PROCESS
--------------------------       -------------------       --------------------
CPOS pays                        $100
Jobber Pays                      $106                      $120
Retailer pays                    $106                      $120
Garage pays                      $122                      $132-144
Consumer pays                    $122 + shipping           $145-160 + sales tax
                                 (no sales tax)            (no shipping)

CPOS customer gets a net savings of 19% to 31%.

TARGET MARKET

As estimated by the Automotive Parts and Accessories Association, 1998 Aftermarket Factbook 15% of the U.S. population maintains and repairs their own vehicles. Of this group, 24 million consumers are regarded as medium-to-heavy "do-it-yourselfers" who take on home projects from installing a new muffler/exhaust system to executing a complete a valve job. They are 85% male and their average age is 40-45 years. They have an average income of $40,000 - $50,000, and live predominantly in the Southern U.S. In fact, the automotive aftermarket is the third largest category for household spending, commanding over $1,700 of the retail dollars spent in the average American household in 1997. The Company will target this specific market demographic on a national basis via the Internet and will focus its promotional efforts and retail expansion in Texas and the Southeastern U.S.

In the future, CarPartsOnSale.com will target a new, developing demographic of younger do-it-yourself auto enthusiasts and younger professional mechanics who are computer literate and who understand the advantages of the Internet. For Internet-savvy auto enthusiasts car parts will be a natural extension combining their auto hobby with Internet shopping. Perhaps more importantly, as Internet awareness grows in independent garages and parts stores, young employees with Internet exposure will help guide those organizations toward online buying.

         We intend to use a portion of the proceeds of this offering to establish an aggressive advertising and marketing program, which we expect to result in an increase in our Internet market share.

                              BUSINESS DESCRIPTION

CPOS offers a unique blend of online efficiency (creating product breadth and low prices) with hands-on customer service and rapid fulfillment to provide a satisfying buying experience to a very specific and highly identifiable customer segment. Management's research finds that this "clicks and mortar" concept creates a powerful advantage over competitors for two reasons:

     First, auto parts consumers are highly value-conscious. They demand high quality, wide variety and low prices. These are characteristics that existing retailers, catalogers or online sites struggle to provide given their physical space limitations, inventory carrying costs, or lack of relationships with manufacturers. Through its virtual superstore, its relationships with performance parts manufacturers, and its relationship with the independent replacement part distributor, Star Automotive Parts, the Company can offer one of the widest selection of parts at of the lowest competitive prices.

     Second, our capable staff of auto mechanics, hobbyists and enthusiasts shares the interests and concerns of individual do-it-yourselfers and small garage operators. This connection will create a brand loyalty that brings return customers and reduced costs as clients learn CPOS' money saving efficiency

Strategic Focus

CPOS has a simple mission: provide outstanding customer service, discounted prices, offer the widest possible variety of high-performance and replacement auto parts and accessories, and fill orders quickly. The Company intends to establish itself in the minds of consumers and performance parts shop owners as the best place to buy high-performance, specialty auto parts.

Management   believes  that  the   fragmented   supplier  base  and   multi-tier
distribution channels can be effectively concentrated in an online "virtual superstore" format.

To meet this market opportunity, the Company today offers 1 million parts for sale over the Internet. The Company has also already set up three fulfillment warehouses, 2 in Texas and 1 in California, hired 16 employees, and is tying together a network of over 20 web sites all focused on various special interests of do-it-yourself performance enthusiasts.

Management believes the following ingredients are key to success in this market:

     A clear strategy which: first, focuses on dominating the online retailing of performance car parts and brings more performance part consumers to the online channel; second, extends the CPOS' value proposition to independent parts retailers and professional mechanics; and third, makes CPOS the preferred supply channel for consumers and business for originally-manufactured replacement parts.

     Experienced management dedicated to rapid execution of the business model and committed to adopting that model based upon CPOS's experience in the marketplace;

     Disciplined implementation of financial controls and reporting with minimal overhead;

     Aggressive inventory and accounts receivable management that drives high turnover and provides healthy cash management;

     Strong relationships with suppliers and partners that enables CPOS to offer the widest variety of products at discounted prices;

     Development of the CPOS brand in a way that engenders loyalty and respects the self-sufficiency and talent of automotive hobbyists; A clear focus on the target market: higher-margin products sold to high-performance automotive hobbyists at the lowest possible price.


The Car Parts on Sale Advantage

The CPOS concept is a new method of attracting  do-it-yourself  and professional
mechanics  to  purchase  their  performance   parts,   replacement   parts,  and
accessories through the Company's online virtual parts warehouse superstore.

                               THE CPOS GUARANTEE:

              "YOU WILL RAPIDLY RECEIVE THE HIGHEST QUALITY PRODUCT
               AT THE LOWEST PRICE AVAILABLE OR YOUR MONEY BACK."

Operations

CPOS currently operates over 20 web sites, three warehouses, a publishing company, and a retail performance auto parts store. The Company employs 16 people full-time. CPOS offers over 1 million parts for sale through its website.

FULFILLMENT DIRECT FROM MANUFACTURER. CPOS fills about 30% of customer orders from its warehouse inventory. The bulk of orders are received by CPOS, transmitted to original manufacturers and shipped directly to the consumer or shop directly from the manufacturer. For those manufacturers not currently shipping CPOS orders direct to customers, CPOS plans to established a temporary network of part-time representatives paid on a piece-part basis who live nearby the manufacturer's production facility. CPOS forwards orders to the local representative who physically goes to the manufacturer and purchases the product over-the-counter from the manufacturer at near wholesale price. The CPOS representative then makes direct shipping arrangements. Ultimately, CPOS will try to establish direct-ship capabilities with every major performance part manufacturer.

INTERNET, PHONE OR FAX ORDERING. The Company is geared to receive orders through most mediums. The advantage is: (1) immediate inventory visibility for clients who will have a Guaranteed Delivery Date on each order, and (2) clients who are able to simultaneously view online catalog and ordering process while speaking on the telephone live to a Racing Zone sales associate. This enables clients to access the expertise of a live sales person for personalized advice on selecting a part or to navigate the Internet-based ordering system. As each client learns to use the website they will conduct future purchases in a fully-automated process enhancing his convenience and reducing CPOS costs.

CUSTOMER DATABASE. Each CPOS customer will become an integral part of an extensive database that develops individual profiles of consumers and small businesses for use in highly-targeted marketing efforts. Manufacturers will seek access to this data for their product development and marketing purposes.

Alliances

"Warehouse Distributor" Designation with Over Top 100 Performance Parts Manufacturers. A key to CPOS' success is access to wholesale prices. (See Industry Overview for a complete description of the auto parts aftermarket industry structure.) CPOS has access to Warehouse Distributor prices from most major performance product manufacturers such as Holley Performance Products and Edelbrock. CPOS, through The Racing Zone, has access to all Ford Motorsports parts at Warehouse Distributor pricing. These Warehouse Distributor designations allow CPOS to offer parts to the public at a deep discount to retail; even lower than so-called "discount" retailers. Such Warehouse Distributor status would be difficult or impossible for other Internet retailers to implement from a standing start.

STAR AUTOMOTIVE FOR REPLACEMENT PARTS. Currently, only about twelve percent of CPOS sales come from replacement parts such as Walker Exhaust and Borg Warner. These parts are largely commodities; as such there is negligible differentiation between suppliers, and low gross margins (12%-18%). CPOS has reached an agreement with one of the nation's largest independent supplier of replacement parts--Star--whereby Star will take orders from CPOS and ship products directly to the do-it-yourselfer or professional mechanic. CPOS is currently working to tie together Star and carpartsonsale.com database systems to allow real-time inventory visibility and fully automatic order fulfillment.

CONTENT AND COMMUNITY

CarPartsOnSale.com will feature functionalities important to do-it-yourselfers and professional mechanics that will build the CPOS brand, drive new traffic to the site, and engender stickiness to the site for users.

PRODUCT REVIEWS. CPOS is attempting to become the "C-net of performance auto parts" through Crown Publishing, in conjunction with other invited editorial guests, who will offer valuable content--reviewing new designs and investigating consumer experiences with particular products. CPOS will also solicit and post consumer comments on particular products and where appropriate link such commentary to the ordering catalog so that buyers and potential buyers will be better informed. For providing such feedback, consumers will be rewarded with discount coupons for CPOS products.

BULLETIN BOARD/CHAT. Carpartsonsale.com's website will become a gathering place for enthusiasts to meet other people who share their intense passion for high-performance cars. Ford, Chevrolet, and Mopar customers will be able to meet in subgroups to discuss experiences or events. Manufacturer representatives will be featured in scheduled chat sessions to discuss new products directly with end users and to encourage and collect consumer feedback.

AUCTION. CPOS is also targeting auction sales as a lucrative extension. Currently the Company offers a limited number of accessories (primarily car covers and bug shields) for sale on Ubid.com. In the future these offerings will be expanded and CPOS will offer its own auction functionality where any consumer or shop can sell or barter their surplus wares.

Current Programs

     BUSINESS TO BUSINESS

The company currently has a strong presence in the Dallas-Ft. Worth-Arlington area from local marketing efforts, local media coverage, and the presence of the Racing Zone retail outlet. Expansion plans to consumers are planned in several programs.

     The Company sees the business-to-business marketplace as a tremendous opportunity to build repeat customers and lower transaction costs for independent parts retailers as well as garages. As such, CPOS is already expanding aggressively into the business to business space and is focused on building relationships with garages and professional mechanics who specialize in installing high-performance parts and servicing hot-rod style cars.

The Company may seek to acquire a company that currently serves small high-performance garages as part of this program

     BUSINESS TO PERFORMANCE CONSUMER

CPOS intends to dominate performance parts Internet retailing by fully exploiting the cross-marketing opportunities from the various CPOS online and offline properties. This will be accomplished by focused marketing and promotional programs such as the current Cobra Kit car giveaway contest for carpartsonsale.com customers. The CPOS conglomerate's properties include:

     Several websites related to the performance auto enthusiast.
     Crown Publishing, including: kitcar.com, cobracountry.com,
       mustangcountry.com streetrodcountry.com, et al.
     The Racing Zone, the Company's retail storefront in Arlington, Texas.

This program may also include purchasing or merging with other regional auto parts retailers with substantial Internet sales.

From a technological and marketing perspective the Business to Consumer strategy will be enhanced by CPOS' unique "Harry the Haggler(R)" feature. Harry is an animated character who greets each shopper as he or she heads for checkout or browse the site. He provides some comic relief with his gruff appearance and typical parts-man parlance, but more importantly he challenges customers to barter with him in exchange for immediate price breaks and coupons for savings on future purchases. In the process, Harry helps obtain useful consumer data that CPOS will mine and use later for targeted marketing efforts.

     BUSINESS TO GENERAL PARTS CONSUMER

This effort should start in late 2000. During this phase the Company will center on switching more do-it-yourself consumers to purchasing general replacement parts over the Internet, and refining the CPOS marketing and fulfillment models to provide the lowest cost distribution system for replacement parts. This will be accomplished by expanding current relationships and database linkages with Star Automotive and other independent wholesale distributors and manufacturers to increase the number of parts available and the level of personalized service provided by CPOS.

     ADVERTISING REVENUE

CPOS has not allocated resources toward generating income from potential advertisers. A campaign has been formulated with prospective clients targeted. The recently hired VP of marketing and sales will oversee this effort. We expect to see advertising revenue by the end of the third quarter of 2000.

Brand Marketing, Sales and Advertising

The Company recognizes that its main value proposition is not defended by a proprietary technology or patent, and that a major key to establishing its success as the leading "virtual auto parts superstore" is dependent on establishing a credible and memorable brand. This effort will be driven by the Company's ability to create value for the customer through:

     Supplier relationships that enable significant discounts below other channels and other online offerings.

     Web infrastructure that improves each customer's satisfaction and the overall buying experience.

     Fulfillment logistics that move products quickly and accurately to each end user.

     The brand that these strategies build.

CPOS will utilize these assets to build a brand that stands for value, service, expertise, and convenience that will drive do-it-yourself and professional mechanics to the Company's sites. Continued success in the early stages will create a veritable cycle whereby satisfied consumers spread word of mouth recommendations to other auto enthusiasts. As the CPOS community grows unto itself product reviews become broader, chatroom activity more broad scale, event-presence more visible and transaction-intensity grows, thus improving the Company's leverage with suppliers.

The Company is already positioning itself in key search engines and in key high-traffic areas frequented by auto enthusiasts. It also aggressively promotes itself through onsite promotions at places and events where auto enthusiasts gather. The following is a brief outline of how CPOS is gearing up to achieve dominant brand status:

Brand Marketing Strategy

The brand marketing strategy will first target the performance car enthusiast; this is an easily identifiable and self-selecting consumer subset. The performance enthusiast is easy to reach through target publications such as HOT ROD

MAGAZINE and CAR AND DRIVER. He often attends events such as carhops and races where promotional efforts can have a strong impact. They are also the least-price-sensitive of car parts consumers because he is a hobbyist and places great emotional value in the appearance and performance of their car(s). The goal of the initial launch as well as the ongoing marketing efforts will be to:

     Position CARPARTSONSALE.COM in the minds of each potential, first-time and repeat customer as having the market's widest selection, lowest prices, and most outstanding service.

     Execute as many sales transactions as possible to develop a loyal customer base and build a reputation for fast, courteous, accurate fulfillment.

Brand Advertising Strategy

The Company believes that traditional and some untraditional marketing and advertising methods should be used to drive the success of the Carpartsonsale.com brand. Until more auto enthusiasts shop online, (management research points out that over 99% of all parts and kit car transactions are currently conducted offline) CPOS will expend the its marketing resources on traditional and untraditional marketing, advertising and public relations in order to effectively reach and stimulate each target customer.
Therefore, in efforts to obtain the most extensive exposure in the marketplaces, the Company has allocated $2 million in fiscal 2001 for advertising and promotion. For the fiscal years 2002-03 the Company may commit up to 35% of sales to the critical area of marketing and brand building. Such a significant investment should secure CPOS as one of the leading online provider of performance and replacement parts to do-it-yourselfers and professionals. Starting in 2003 CPOS will commence harvesting this initial investment, but will continue to allocate 3%-4% of total sales in advertising and brand-building efforts.

MEDIA PURCHASES. The Company's internal marketing and advertising staff will coordinate production of carpartsonsale.com advertising programs. The company will use outside production services on a competitive bid basis for specified projects requiring talent or services not available within CPOS. The Company considers efficient and effective media placement for the carpartsonsale.com virtual performance parts superstore to be a critical aspect for its success. CPOS will spend the majority of marketing resources in this category, so a clear strategy and effective implementation to achieve maximum weight is paramount.

CPOS' overall advertising objective is to achieve maximum results for the dollars spent, and management anticipates that medium will be differentially effective between various markets. The Company expects to leverage its advertising budgets with strategic marketing programs, supplier support and co-op advertising campaigns and promotional programs. Following is a summary of the activities anticipated by management:

BANNER ADVERTISING. The Company has already developed some banner ads and they will soon initiate highly-targeted banner campaigns on sites that cater specifically to auto enthusiasts. The banners are interactive and will transport a visitor directly to the carpartsonsale.com site. Placements and creative strategies of these banners will be regularly monitored and evaluated for their effectiveness and sales generation results and only the profitable-return

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

websites will be employed on an ongoing basis. Payment will be based on appropriate click-through rates and commissions.

DATA MINING. An e-mail database will be compiled and used to send out special promotional information, coupons, and product information. These emails will be highly targeted according to past purchases, individual preferences, seasons, etc. Additionally, Carpartsonsale.com sales representatives will be able to constantly enhance data collection creating an accurate and robust database of loyal customers.

DIRECT MAIL. Given the zealous nature of the performance car enthusiast, management believes that direct mail will be a cost-effective way to reach this easily-identifiable group. Direct mail also offers great potential to build brand loyalty with customers and attract prospective customers to the website through coupons, promotions and descriptive literature.

PUBLIC RELATIONS & PUBLICITY. Two teams will operate the Carpartsonsale.com ROLLING GARAGE to maximize presence at carhops, racing events, trade shows, motorcycle runs and other events where do-it-yourself auto enthusiasts gather. Representatives will distribute literature, run giveaways, and advocate the brand with real-time online demonstrations. CARPARTSONSALE.COM PR representatives will also work with opinion leaders, trade magazines, and industry publications to actively place articles describing our product.

COUPONS, CONTESTS AND GIVEAWAYS. Registered users of the Carpartsonsale.com site will periodically be eligible for a free kit car, Cobra replica or street rod reproduction. First time visitors will be offered discount coupons.

CYBER SWAP MEET. The Company has establish an "everything automotive" cyber swap meet. It is accessible from the Car Parts On Sale home page and structured like real life swap meets and "flea markets" that take place every weekend throughout the U.S., however, the site will enable buyers to quickly search for certain products or browse in a more traditional fashion. To build traffic in the early stages, sellers will be able to participate in the swap meet free of charge. Later, after a critical mass is reached, CPOS will charge sellers to rent their virtual stalls or take a transaction fee based on sales volume executed.

ONLINE COMMUNITIES. Management believes the Carpartsonsale.com site will attract a thriving community of auto enthusiasts who rely extensively on word-of-mouth recommendations in their purchasing habits. Additionally, receiving and directing these visitors, management intends to proactively seek out other opinion setting websites and, through whatever public forums are available, educate their users about Carpartsonsale.com.

SALES AND MARKETING

To date we have relied on low pricing, rapid fulfillment and customer service to provide most of our customer generation. We have attended trade and car shows, race venues and some direct mail programs to help facilitate name recognition. We have developed and sales and marketing plan which we will begin to implement in the third quarter of 2000. This plan includes print, radio and television as the main source for marketing our brand.

COMPETITION

The ONLINE auto parts market is new, rapidly-evolving, and highly-competitive. Management expects the competitive environment to intensify in the future. Barriers to entry are not substantial and current and new competitors could launch new websites at a relatively low cost. However, much of the traditional car parts industry is also highly competitive and fragmented, placing a premium on establishing relationships with a manufacturers and developing a technology that is well tailored to the parts industry's particular dynamics.

Many of our competitors, especially the offline competitors described below, have longer operating histories, larger customer bases, greater brand recognition, and significantly greater financial and marketing resources than carpartsonsale.com. CPOS considers as its competition companies that offer for sale: high-performance specialty parts and publications, aftermarket-manufactured parts and accessories, and kit cars. The company does not consider companies that sell salvaged auto parts (from wrecking yards) or parts for antique/classic replica cars to be competitors.

The competition can be broken into two groups: online (Internet websites) and offline (traditional retailers or catalogs).

1. ONLINE COMPETITION

CPOS enjoys two significant advantages over current competitors who are attempting to retail car parts over the

Internet. First, CPOS has access to warehouse distributor pricing when buying its parts from the 100 of the top performance parts manufacturers. This arrangement enables CPOS to offer the same part at a 19%-31% discount from retail prices. Eventually, other car parts e-retailers may be able to garner sufficient volumes to obtain similar preferred pricing.

Second, CPOS' management team has over 60 years of experience in the car parts business. Certain members of management have relationships with suppliers that go back over 9 years and constitute an established reputation in the car parts industry. Current many of the online competitors are comprised of technologists who know how to run an Internet company, but who have little significant experience in the auto parts sphere.

2. OFFLINE COMPETITION

Ninety-nine percent of all performance auto parts are purchased offline through retailers, jobbers, or catalogs. CPOS' primary challenge is to convince buyers to change traditional behavior and shop online, however, a significant threat is posed by the potential of existing players to enter the online retail space.

MAIL ORDER CATALOGS. The most foreboding of possible competitors are the catalog companies who already have longstanding "warehouse distributor" relationships with the major performance part manufacturers. The catalogs also have a well-established brand with consumers and a reputation for delivering discounted parts direct to do-it-yourself and professional mechanics. These competitors may also expand their market to compete in the online market.

SOME OF OUR COMPETITORS ARE LISTED BELOW

Autozone
Pep Boys
O'Reileys
Carparts.com
Wrenchead.com
Jeggs
Summit

LITIGATION

         Currently we have no outstanding legal proceedings or are we aware of any potential proceedings. We may be subjected to claims for product and general liability. These types of claims have been brought, sometimes successfully, against business such as ours in the past. Any litigation arising from these claims would likely result in substantial costs and diversion of resources and management attention, and an unsuccessful defense to one or more such claims could result in material damages. We have no insurance coverage for these types of claims.

GOVERNMENT REGULATION

         Laws and regulations that apply to Internet communications, commerce and advertising are becoming more prevalent. The adoption of such laws could create uncertainty in Internet usage and reduce the demand for all products and services offered on the Internet. Recently, Congress enacted legislation regarding children's privacy on the Internet. It is possible that additional laws and regulations may be proposed or adopted with respect to the Internet, covering issues such as user privacy, taxation, advertising, intellectual property rights and information security. Several states have proposed legislation to limit the use of personal user information gathered online or to require online services to establish privacy policies. We believe that we are fully compliant with all existing state and federal privacy laws.

         The Federal Trade Commission recently reported that it has no present intention of proposing legislation to address online privacy in the near future, and that it believes self-regulation to be the best course of action, except for rules enacted to implement the Children's Online Privacy Protection Act, which governs the collection of personal information from children and the confidentiality of such information. However, the FTC has initiated action against at least one online service regarding the manner in which personal information was collected from users and provided to third parties. We believe that we are fully compliant will all FTC privacy laws.

         We have registered a number of domain names, including CarPartsOnSale.com, performancepartsonsale.com, cobracountry.com, kitcar.com, theracingzone.com. Domain names generally are regulated by Internet regulatory bodies. The regulation of domain names in the United States and in foreign countries is evolving. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. The relationship between regulations governing domain names and laws protecting trademarks and similar intellectual property rights is unclear. Therefore, we could be unable to prevent third parties from acquiring domain names that infringe on or otherwise decrease the value of our trademarks and other proprietary rights. Additionally, there may be online companies in other countries using domain names that potentially infringe on our trademarks. We may be unable to prevent them from using these domain names, and this use may decrease the value of our trademarks and our brand names.

         We may be required to obtain licenses from others to refine, develop, market and deliver new services. We may be unable to obtain any such license on commercially reasonable terms, if at all, or guarantee that rights granted by any licenses will be valid and enforceable.

         We have not historically emphasized our brand names. However upon successful completion of this offering we plan to attempt to significantly strengthen our brand names. As competitive pressures in the online direct marketing industry increase, brand name strength may become increasingly important. If we do not strengthen our brand names, we may be unable to maintain or increase traffic to our websites, which we expect would lead to decreased revenues from our Internet advertising and marketing clients. We may in the future devote substantial resources to promote "CarPartsOnSale" or other brand names, although we do not currently intend to do so. The reputation of our brand name will depend on our ability to provide a high-quality online experience for consumers visiting our websites while ordering product. Negative experiences of consumers or Internet advertisers and marketers with our websites or products might result in publicity that could damage our reputation and diminish the strength of our brand names.

EMPLOYEES

         As of April, 2000, we had a total of 16 employees, two of which work for us part time. None of our employees is represented by unions, and we consider relations with our employees to be good.

FACILITIES

We currently occupy approximately 5,500 square feet in a leased facility in Arlington, Texas with a monthly payment of $3,500. We also lease a portion of a 23,000 square feet warehouse in Ft. Worth, Texas, with a monthly rental cost of approximately $500 per month and a small distribution center in Santa Clarita, California. The lease for the Arlington facility expires in January 2009.

         We plan to expand our facilities further in 2001 to accommodate our anticipated growth. We would expect to lease up to 30,000 square feet of space in the Dallas/Ft. Worth area that could house our operations for the next several years.

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                                       32

                                   MANAGEMENT

CPOS management and development teams are comprised of entrepreneurial professionals with deep experience in auto parts retailing and operating Internet-based businesses with genuine passion for high-performance automobiles. After merging together several related ventures they are now ready to expand the vision of Carpartsonsale.com and challenge the inefficient traditional industry structure by going direct to do-it-yourself and professional consumers.

Development of the business plan requires expertise in many different areas that could not be supported full-time by CPOS operations. Thus the Company will subcontract with many specialized service providers and talented individuals in the beginning stages to maximize results while reducing startup costs and overhead.

Development team members not listed in the Management Team include experts in Internet brand building and ad serving, marketing, advertising and field promotional campaigns, e-commerce technology and systems, website design, and public relations, legal and accounting services.

Management and Executive Officers of the Company

1.

MANAGEMENT
----------
NAME                              AGE                                  POSITION
Scott Hudson                      37                                  President
Stephen Newmark                   42                             Vice-President
Mike Davis                        42                         Operations Manager
Curt Scott                        54                  Director of Media Content
Don Barnes                        52                            VP of Marketing
Troy Hudson                       39         Business to Business Sales Manager
Barry Yankelevitz, CPA            56                     Director of Accounting
Paul Easter                       27                     Director of Technology

DIRECTORS AND EXECUTIVE OFFICERS

         The following persons are our current executive officers and directors:

NAME                          AGE                          POSITION
-----------------             ---                          --------
Scott E. Hudson               37              president, chief executive officer

Stephen Newmark               42                         vice president

Mike Davis                    42                           secretary

Barry Yankelivitz             56                           treasurer

Curt Scott                    54                         board member

Mike Roberts                  48                       director nominee

Scott Condron                 37                       director nominee

Ross Reason                   39                       director nominee

         Set forth below is a brief description of the background of our officers and directors based on information provided by them to us.

Scott Hudson co-founded, and has served as Vice-President from April 1999 thru September when he became President and CEO of CarPartsOnSale.com. From February 1998 until September 1999 he served as Deputy Managing Director of Republic National Bank of New York, where he oversaw their investment banking equity division. From July 1995 until June 1997 he served as Managing Director of Wheelock NatWest, an Asian investment bank headquartered in Hong Kong, where he oversaw their equity division. In 1991 he and Mr Newmark co-founded Lone Star Classics a specialty automotive business. Mr. Hudson holds a BA in Finance from the University of Texas (Arlington).

Stephen Newmark co-founded, and has served as President from April 1999 thru September when he became Vice-President of CarPartsOnSale.com. From July 1995 until September 1999 he served as Vice-President/owner of Lone Star Classics, a specialty automotive business, where he ran the companies daily operations. In 1991 he and Mr Hudson co-founded Lone Star Classics. Prior to running Lone Star Classics he spend over ten years working as an investment banker. Mr. Newmark holds a BS in accounting from City University of New York.

Mike Davis has served as Operations Manager since April 1999 of CarPartsOnSale.com. In 1998 Mr. Davis founded The Razing Zone. Mr. Davis worked for Allen Samuels Ford from 1983 until August 1998 where he held various management roles, most recently he served as operations manager for the parts and service division.

Curt Scott has served as Director of Media Content since April 1999 of CarPartsOnSale.com. In 1982 Mr. Scott founded Crown Communications, a specialty automotive publishing company and a online automotive community. Mr. Scott holds a BA in Finance from the University of North Carolina and a MBA from Georgia State University.

Barry Yankelvitz has served as Director of Accounting since April 1999 of CarPartsOnSale.com. In 1989 he founded his own accounting practice. Mr. Yankelvitz is CPA and holds a BS in accounting from Long Island University.

         Our future success depends to a significant extent on the efforts and abilities of our senior management, particularly Scott E. Hudson, our president and chief executive officer, Steve Newmark, our vice president, and other key employees, including our technical and sales personnel. The loss of the services of any of these individuals could harm our business. We may be unable to attract, motivate and retain other key employees in the future. Competition for employees in Internet-related businesses is intense, and in the past we have experienced difficulty in hiring qualified personnel.

         Our board of directors is elected annually by our stockholders. We plan to elect Mike Roberts, Scott Condron, Ross Reason as directors prior to our registration statement relating to this offering becoming effective. To date directors have received no cash compensation for their services to us as directors, but would be reimbursed for expenses actually incurred in connection with attending meetings of the board of directors. Following the first closing of this offering, we will pay $1,000 per fiscal quarter to each of our outside directors. Members of the board of directors are eligible to participate in our 2000 employee stock option plan.

         The audit committee currently consists of Scott E. Hudson, Stephen Newmark and Barry Yankelvitz. We anticipate that Ross Reason and Mike Roberts will serve on the audit committee immediately upon their being elected to our board of directors. The audit committee recommends engagement of our independent certified public accountants, and is primarily responsible for reviewing and approving the scope of the audit and other services performed by our independent certified public accountants and for reviewing and evaluating our accounting principles and practices, systems of internal controls, quality of financial reporting and accounting and financial staff, as well as any reports or recommendations issued by the independent accountants.

         The compensation committee currently consists of Scott E. Hudson and Steve Newmark. We anticipate that Ross Reason, Scott Condron, and Mike Roberts will serve on the compensation committee immediately upon being elected to our board of directors. The compensation committee generally reviews and approves our executive compensation and currently administers our 2000 stock option plan.

         We currently have no nominating committee.

EXECUTIVE COMPENSATION

         The following table sets forth the cash and other compensation paid in the last year to our chief executive officer and all other executive officers.


                                                  ANNUAL COMPENSATION
                                 ------------------------------------------------------
NAME AND                                                                   OTHER ANNUAL
PRINCIPAL POSITION               YEAR          SALARY          BONUS       COMPENSATION
------------------               ----          ------          -----       ------------

Scott E. Hudson                  1999          80,000
  President and chief
  executive officer

Steve Newmark                    1999          80,000
  Vice President

Mike Davis                       1999          60,000

Curt Scott                       1999         100,000



EMPLOYMENT AGREEMENTS

Upon successful completion of this offering we plan to enter into employment agreements with two of our executives. The employment agreement with Scott E. Hudson provides for him to serve as the president, chief executive officer and a director, and provides for an annual base salary of $120,000 and to be eligible for a bonus to be determined by the compensation committee. The employment agreement with Steve Newmark provides for him to serve as the vice president, provides for an annual base salary of $120,000 and to be eligible for a bonus to be determined by the compensation committee.

         Each of these agreements becomes effective upon the first closing of this offering, expires on the fifth anniversary of the first closing of this offering and contains restrictions on the employee engaging in competition with us for the term of the employment agreement and for one year after the term and provisions protecting our proprietary rights and information. Each agreement also provides for the payment to the employee of a lump sum equal to three times the average of the employee's annual compensation for the prior two years, plus 10% upon his termination in the event of a "change in control" of CarPartsOnSale of the employment agreement, which is defined in the agreements to mean any of the following:

                  a change in control as defined in Rule 12b-2 under the Securities Exchange Act of 1934;

                  a person, as such term is defined in Sections 13(d) and 14(d) of the Exchange Act, other than a current director or officer of CarPartsOnSale becoming the beneficial owner, directly or indirectly, of 20% of the voting power of our outstanding securities; or

                  the members of our board of directors at the beginning of any two-year period ceasing to constitute at least a majority of the board of directors unless the election of any new director during such period has been approved in advance by two-thirds of the directors in office at the beginning of such two-year period.

2000 STOCK OPTION PLANS

         We have adopted the 2000 employee stock option plan in order to motivate our qualified employees, officers, directors, consultants and independent contractors, to assist us in attracting employees and to align the interests of such persons with those of our stockholders. The 2000 plan provides for the grant of "incentive stock options" within the meaning of the Section 422 of the Internal Revenue Code of 1986, "nonqualified stock options," restricted stock and other types of awards to our officers, directors, key employees, consultants, agents, advisors and independent contractors.

         The 2000 employee plan, which will be administered by the compensation committee of the board of directors, authorizes the issuance of a maximum of 1,500,000 shares of common stock, which may be either newly issued shares, treasury shares, reacquired shares, shares purchased in the open market or any combination of these types of shares. Incentive stock options may be granted at an exercise price of not less than the fair market value of shares of common stock on the date of grant, If any award under the 2000 employee plan terminates, expires unexercised, or is cancelled, the shares of common stock that would otherwise have been issuable under the award will be available for issuance under the grant of new awards.

         As of April 1, 2000, our employees have options to purchase an aggregate of 63,500 shares of common stock outstanding under the 2000 employee plan. These options currently have an exercise price of $1.45 per share. These option have a five year vesting period, with an equal amount vesting at the end of each year in equal installments over five years. No options have been granted to our executives or board members.

         We have adopted the 2000 consultant stock option plan in order to motivate our qualified consultants and independent contractors, to assist us in attracting employees and to align the interests of such persons with those of our stockholders. The 2000 plan provides for the grant of "incentive stock options" within the meaning of the Section 422 of the Internal Revenue Code of 1986, "nonqualified stock options," restricted stock and other types of awards to our officers, directors, key employees, consultants, agents, advisors and independent contractors.

         The 2000 consultant plan, which will be administered by the compensation committee of the board of directors, authorizes the issuance of a maximum of 500,000 shares of common stock, which may be either newly issued shares, treasury shares, reacquired shares, shares purchased in the open market or any combination of these types of shares. Incentive stock options may be granted at an exercise price of not less than the fair market value of shares of common stock on the date of grant, If any award under the 2000 consultant plan terminates, expires unexercised, or is cancelled, the shares of common stock that would otherwise have been issuable under the award will be available for issuance under the grant of new awards.

         As of April 30, 2000, our consultants and employees have options to purchase an aggregate of 444,430 shares of common stock outstanding under the 2000 consultant plan. These options currently have an exercise price of $1.45 per share. These options have a ten year maturity, and vest at the end of six months from the date of the award. No options have been granted to our executives or board members.

PERSONAL LIABILITY AND INDEMNIFICATION OF DIRECTORS

         Our certificate of incorporation and bylaws contain provisions which reduce the potential personal liability of directors for monetary damages regardless of whether or not directors have breached their fiduciary duty. The certificate of incorporation also provides for indemnification of directors and other persons. We are unaware of any pending or threatened litigation against us or our directors that would result in any liability for which such director would seek indemnification or similar protection.

         Such indemnification provisions are intended to increase the protection provided directors and, thus, increase our ability to attract and retain qualified persons to serve as directors. We believe that the substantial increase in the number of lawsuits being threatened or filed against corporations and their directors has resulted in a growing reluctance on the part of capable persons to serve as members of boards of directors of companies, particularly of companies which are or intend to become public companies.

         Our officers and directors are not currently covered by officers' and directors' liability insurance. However we may have such a policy, which will include reimbursement for costs and fees, prior to the completion of this offering. We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide for reimbursement for all direct and indirect costs of any type or nature whatsoever including attorneys' fees and related disbursements, that are actually and reasonably incurred in connection with either the investigation, defense or appeal of a "proceeding", as defined in the indemnification agreements, including amounts paid in settlement by or on behalf of an "indemnitee", as defined such agreements.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the above provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth the beneficial ownership of our common stock as of April 30, 2000, and as adjusted to reflect the sale of the shares of common stock offered by this prospectus, of:

                  each person known by us to beneficially own 5% or more of the shares of outstanding common stock;

                  each of our executive officers and directors; and

                  all of our executive officers and directors as a group.

Except as otherwise indicated, all shares are beneficially owned, and investment and voting power is held by, the persons named as owners.


                                 AMOUNT AND NATURE OF      PERCENTAGE OWNERSHIP      PERCENTAGE OWNERSHIP
NAME AND ADDRESS OF                 COMMON STOCK              OF COMMON STOCK           OF COMMON STOCK
   BENEFICIAL OWNER               BENEFICIALLY OWNED          BEFORE OFFERING            AFTER OFFERING
--------------------------       --------------------      --------------------    --------------------------
                                                                                  MINIMUM        MAXIMUM
                                                                                  -------        -------

Scott E. Hudson                         5,115,000                30.1%              29.4%          26.9%
c/o CarPartsOnSale Corp.
580 Aviator Drive
Ft. Worth Texas 76179

Stephen Newmark                         6,225,000                36.6%              35.7%          32.7%
c/o CarPartsOnSale Corp.
580 Aviator Drive
Ft. Worth Texas 76179

Curt Scott                              2,970,000                17.5%              17.1%          15.6%
c/o CarPartsOnSale Corp.
580 Aviator Drive
Ft. Worth Texas 76179


                                       37



Mike Davis                              2,145,000                12.6%              12.3%          11.3%
c/o CarPartsOnSale Corp.
580 Aviator Drive
Ft. Worth Texas 76179

Scott Condron                              35,000                 0.3%               0.2%           0.2%
c/o CarPartsOnSale Corp.
580 Aviator Drive
Ft. Worth Texas 76179

Ross Reason                               137,931                 0.8%               0.8%           0.7%
c/o CarPartsOnSale Corp.
580 Aviator Drive
Ft. Worth Texas 76179

All officers and directors             16,627,931                97.7%              95.4%          87.4%
as a group (6 persons)



                           RELATED PARTY TRANSACTIONS

     A significant portion of the Company's sales are referred by Lone Star Classics, Inc. ("Lone Star"). A majority of Lone Star is owned by the Company's two founding shareholders. During the period ended April 30, 2000, $991,935 of the Company's auto parts sales were to customers referred to the Company by Lone Star. Under the agreement between the Company and Lone Star, Lone Star is paid a commission on all sales referred equal to 30% of the total sales price. During the period ended April 30, 2000, $297,397 of commission expense to Lone Star was recognized. As of April 30, 2000, the Company has trade accounts receivable of $94,440 from Lone Star, because Lone Star invoices certain of the customers that are referred and remits the collections net of the commission to the Company. The Company has a referral program whereby other parties that refer customers to the Company are paid a commission based on the total sales to the referred customers. The commission percentage is based on the total amount of quarterly sales from the referral source and ranges from 5% to 10% on a sliding scale for quarterly referral sales up to $16,000. The commission percentage for referral sources with quarterly referrals in excess of $16,000 are negotiated on a case-by-case basis.

     As of April 30, 2000, the Company has an unsecured advance receivable from an officer in the amount of $7,500. The receivable in non-interest bearing and is due on demand.

     All transactions between us and any or our officers, directors or five percent stockholders will be on terms no less favorable to us than would be available from unaffiliated third parties.

     We lack sufficient disinterested, independent directors to ratify past material transactions at the time the transactions were initiated. Upon Mr. Reason, Mr. Roberts and Mr. Condron becoming independent directors, all future material related-party transactions and loans, and any forgiveness of loans, will be approved by a majority of the independent directors who do not have an interest in the transaction and who have access, at our expense, to our or independent legal counsel.

                              PLAN OF DISTRIBUTION

ARBITRARY DETERMINATION OF OFFERING PRICE

     We have determined the initial offering price of the shares arbitrarily. Among the factors we considered were the following:

                  the nature and scope of our operations;

                  our current financial condition and financial requirements;

                  estimates of our business potential and prospects;

                  multiples of our trailing and projected revenues and earnings;

                  multiples of our competitors' trailing are projected revenues and earnings;

                  the perceived market demand for our products;

                  the market capitalization, revenues and profits of comparable companies.

                  the economics of the information technology, Internet and ecommerce industries; and

                  the general condition of the equities market.

LIMITED STATE REGISTRATION

         We will qualify or register the sale of the shares in a limited number of states. We will not accept subscriptions from investors resident in other states. In order to comply with any applicable state securities laws, the shares will be offered or sold in through registered or licensed brokers or dealers in any states where required.

TERMS OF SALE OF THE SHARES

         We will be selling our shares in a direct participation offering on a "400,000 share minimum, 2,000,000 share maximum" basis through our officers and directors, who will be offering our shares and distributing this prospectus primarily over the Internet. No sales commissions will be paid to any of our officers or directors. Prospective investors must purchase the shares in increments of 200 shares. Until we have sold at least 400,000 shares, we will not accept subscriptions for any shares. All proceeds of this offering will be deposited in an interest bearing escrow account with Bank of America. If we are unable to sell at least 400,000 shares before the offering ends, we will return all funds, with interest, to subscribers promptly after the ending of this offering. We have the right to completely or partially accept or reject any subscription for shares offered in this offering, for any reason or for no reason. The offering will remain open until all shares offered in this offering are sold or nine months after the date of this prospectus, except that we will have only 180 days to sell at least 400,000 shares. We may decide to cease selling efforts at any time prior to such date if our board of directors determines that there is a better use of funds and management time than the continuation of this offering, including those resulting from:

                  a significant change in our business;

                  a significant change in the Internet advertising and marketing or software industries;

                  a lack of further investor interest; or

                  the existence of a more beneficial financial opportunity.

         If this offering is not oversubscribed, within a reasonable time after effectiveness, we plan to accept all subscriptions as soon as reasonably practicable. If this offering is oversubscribed or appears likely to be oversubscribed within a reasonable time after effectiveness, we plan to allocate the shares among the subscribers in our discretion. Among the factors that we plan to consider are:

                  whether or not investors consented to receiving copies of our preliminary prospectus and final prospectus electronically; how long subscribers plan to hold the shares; and

                  the amount of shares subscribers wish to purchase.

We anticipate having one or more closings of this offering, the first of which cannot be held until we are able to sell at least 400,000 shares. After that, we could have multiple closings whenever we receive and accept new subscriptions.

INVESTMENT  PROCEDURES

         We keep the most current version of our prospectus, as filed with the SEC, posted on one of our websites, located on the Internet at www.CarPartsOnSale.com/ipo, for investors to view or download. We will update the website to replace the online prospectus with the most recently filed version at any time that we are required to distribute any prospectus amendments to investors. We have also posted an indication of interest form on this website, which allows an investor to indicate if he or she is interested in purchasing shares in this offering. Indicating interest does not obligate an investor in any way. If an investor expresses interest, we then ask for additional information such as how many shares he or she would consider purchasing,

                  how long he or she intends to hold the shares, and

                  whether and to what extent the investor is willing to accept electronic delivery of documents.

         If an investor indicates that he or she would like to receive the final version of this prospectus and any other amendments to this prospectus electronically, we will e-mail a notice to the investor that informs him or her that an amendment to this prospectus has been filed with the SEC, which will include a hyperlink to the website as well as its Internet address. Additionally, upon request, the investor will receive paper copies of any or all documents from us.

         Prior to effectiveness, no one may purchase any shares in this offering. Following the effectiveness of this offering, in order to purchase shares in this offering, an investor must complete, date, execute and deliver to Bank of America, our escrow agent, either a paper copy of our subscription agreement, together with either a check in the amount corresponding to the cost of the shares to be purchased, or a wire transfer of funds for that amount or alternatively, electronically, by clicking on the "I have read the final prospectus and I agree to subscribe" button and forwarding the proper payment to our escrow agent. An investor may not necessarily be able to purchase all of or any of the shares that he or she has requested, depending on availability and our discretion. The address and wire transfer instructions for our escrow agent is indicated in the subscription agreement. Following the effectiveness of this offering, subscription agreements will be available as follows:

         On the website where we have posted our final prospectus;

         Unless an investor  has specifically  requested  electronic delivery of the final prospectus, we will include the subscription agreement together with a paper copy of the final prospectus that we send to such investor; and

         An investor can request a  paper  copy  of  the  subscription agreement and prospectus by calling us, writing to us, or e-mailing us at the number or address listed in this prospectus or on our websites.

         On  our   website,   WWW.CARPARTSONSALE.COM/IPO   we  have  posted  our
prospectus that explains our subscription procedure and the use of our Subscription Interest form, in the following question and answer format:

THE FOLLOWING QUESTIONS AND ANSWERS HAVE BEEN DESIGNED TO BETTER HELP YOU UNDERSTAND OUR SUBSCRIPTION PROCESS. THANK YOU FOR TAKING THE TIME EVALUATE OUR IPO.

WHAT IS THE "SUBSCRIPTION INTEREST" FORM?

                  The "Subscription Interest" form is used for us to gauge the public reaction to our IPO and to inform the public about the process. You will be asked to answer the follow questions.

                  your email address, name, phone numbers, address and state of residence;

                  the number of shares you are interested in purchasing;

                  for what period of time you expect to hold the shares; and

                  whether you will consent to delivery of our prospectus and other documents electronically.

WHY SHOULD I COMPLETE THE "SUBSCRIPTION INTEREST" FORM?

                  In the event the IPO is over subscripted one of the criteria used to determine allocation will be date of interest

                  It allows us to keep you informed on changes and the effective date of the offering.

CAN I RECEIVE HARD COPIES OF THE PROSPECTUS?

                  Yes, however we are going to give precedence to those subscribers who want to receive the documents electronically

CAN I REVOKE MY CONSENT TO RECEIVE ELECTRONIC DELIVERY OF THESE DOCUMENTS?

                  Yes. You may notify us that you wish to revoke your consent to electronic delivery of any or all of our documents at any time by calling us at (817) 439-0373, writing to us at 580 Aviator Drive, Ft. Worth, Texas 76179, or e-mailing us at ipo@CarPartsOnSale.com.

DOES COMPLETING THE "SUBSCRIPTION INTEREST" FORM OBLIGATE ME TO BUY SHARES?

                  No. You are under no obligation to purchase any shares until all of the following have occurred:

                  the offering has been declared effective by the SEC;

                  you have received a copy of our final prospectus in paper form or electronically;

                  you have completed, signed and sent the subscription agreement to the escrow agent or you have electronically agreed to the terms of the subscription agreement; and

                  you sent in a check, your credit card has been approved or you have wired funds to the escrow agent.

         Once each of the above has occurred, you will be legally bound to buy the shares for which you have subscribed. We will then decide which subscriptions to accept and for how many shares, and will promptly notify you. Any payment that you make for shares which we elect not to sell to you will be refunded to you. We will keep all amounts paid for accepted subscriptions.

HOW DO I GET A COPY OF THE SUBSCRIPTION AGREEMENT?

                  Once the offering has been declared effective by the SEC, our subscription agreement will be made available to you as follows:

                  it will be located on the website in a format that allows you to complete it online and submit it to us electronically it will be in a printable format on the same website prospectus unless you have specifically requested a hard copy delivery of the final prospectus, we will include the subscription agreement together with a electronic copy of the final prospectus that we send to you if you have not previously completed a "Subscription Interest" form, you can request a paper copy of the subscription agreement and prospectus by calling us at (817) 439-0373, writing to us at 580 Aviator Drive, Ft. Worth, Texas 76179, or e-mailing us at ipo@CarPartsOnSale.com.

WHEN WILL I RECEIVE NOTIFICATION OF ACCEPTANCE OF MY SUBSCRIPTION?

                  Until we have sold at least 400,000 shares in this offering, we can not accept any subscriptions. Additionally, we have the right to completely or partially accept or reject any subscription for shares offered in this offering, for any reason or for no reason. Among the factors we will consider may be, but are not limited to, the following:

                  When you completed the "Subscription Interest" form

                  whether or not you consented to receiving copies of our prospectus and annual reports electronically the amount of shares you wish to purchase

                  how long you plan to hold the shares

USE OF A BROKER-DEALER

         We currently have no arrangements with any broker-dealers to offer or sell any of the shares, and we will not enter into any arrangement with any broker dealers to sell the minimum number of shares in this offering. Once we have sold at least the minimum number of shares in this offering, we may utilize one or more broker-dealers who may offer and sell the shares on terms acceptable to us. If we determine to use a broker-dealer, such broker-dealer must be a member in good standing of the National Association of Securities Dealers, Inc. and registered, if required, to conduct sales in those states in which it would sell the shares. We will not pay in excess of 10% as a sales commission for any sales of the shares, nor will our sales commission expenses combined with other offering expenses exceed 20% of the gross proceeds of this offering.

         If a broker-dealer were to sell shares, it is likely that such broker-dealer would be deemed to be an underwriter of the shares as defined in
Section 2(11) of the Securities Act and we would be required to obtain a no-objection position from the National Association of Securities Dealers, Inc. regarding the underwriting and compensation terms entered into between us and such potential broker-dealer. In addition, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part to disclose the name of such selling broker-dealer and the agreed underwriting and compensation terms.

         We will reimburse our officers and directors for expenses incurred in connection with the offer and sale of the shares. Our officers and directors are relying on Rule 3a4-1 of the Exchange Act as a "safe harbor" from registration as a broker-dealer in connection with the offer and sales of the shares. In order to rely on such "safe harbor" provisions provided by Rule 3a4-1, an officer or director must be in compliance with all of the following:

                  he or she must not be subject to a statutory disqualification;

                  he or she must not be compensated in connection with such selling participation by payment of commissions or other payments based either directly or indirectly on such transactions;

                  he or she must not be an associated person of a broker-dealer;

                  he  or  she  must  restrict  participation   to   transactions
                  involving offers and sale of the shares;

                  he or she must perform substantial duties for the issuer after the close of the offering not connected with transactions in securities, and not have been associated with a broker or dealer for the preceding 12 months, and not participate in selling an offering of securities for any issuer more than once every 12 months; and

                  he   or   she   must   restrict   participation   to   written
                  communications  or  responses  to   inquiries   of   potential
                  purchasers.

         Our officers and directors intend to comply with the guidelines enumerated in Rule 3a4-1. Our officers and directors have no current plans to purchase shares in the offering.

KEY TERMS OF ESCROW AGREEMENT

         Under the potential terms of our escrow agreement

                  proceeds from the sale of the shares will be deposited into an interest bearing account until the minimum offering amount is sold;

                  in the event the proceeds are insufficient to meet the 400,000 share minimum requirement, proceeds will be returned directly to investors by the escrow agent with interest and without deduction for expenses, including escrow agent fees;

                  the escrowed proceeds are not subject to claims by our creditors, affiliates, associates or underwriters until the proceeds have been released to us under the terms of the escrow agreement; and

                  the regulatory administrator of any state in which the offering is registered has the right to inspect and make copies of the records of the escrow agent relating to the escrowed funds in the manner described in the escrow agreement.

LOCK-IN AGREEMENT

         Scott E. Hudson, Steve Newmark, Curt Scott and Mike Davis hold in aggregate 16,455,000 outstanding shares of our common stock and are not subject to any contractual restriction on the sale of any such shares, other than a lock-in agreement with us. Under the lock-in agreement, beginning on the day the offering is completed, they are prohibited from transferring or pledging any of their shares of our common stock, although they retain all of their power to vote these shares.

         According to its terms, the lock-in agreement will terminate upon any of the following occurrences:

                  the first anniversary of the completion date of the offering the stock has maintained an average price of more than 1.5 times the offering price for a six week period the date all funds have been sent back to investors if the offering was terminated the date the shares become covered securities, which includes becoming listed on the Nasdaq, Amex, or the New York Stock Exchange.

During the term of the lock-in agreement, beginning on the six month anniversary of the date the offering is completed, these holders in aggregate cannot sell more than one percent of the shares outstanding or more than one weeks average volume over the prior four weeks in any one month period which ever is greater.

                          DESCRIPTION OF CAPITAL STOCK

CAPITAL STOCK

         Our authorized capital stock consists of 25,000,000 shares of common stock, par value $.01 per share.

COMMON STOCK

         GENERAL. We have 25,000,000 authorized shares of common stock, par value $.01 per share, 17,016,931 of which are issued and outstanding prior to this offering. All shares which are the subject of this prospectus, when issued and paid for under this offering, will be validly issued, fully paid and non-assessable.

         VOTING RIGHTS. Each share of our common stock entitles the holder to one vote, either in person or by proxy, at meetings of stockholders. Our board of directors is elected annually at each annual meeting of the stockholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of more than fifty percent of our voting power can elect all of our directors.

         DIVIDEND POLICY. All shares of common stock are entitled to participate ratably in dividends when, as and if declared by our board of directors out of the funds legally available to distribute dividends. Any such dividends may be paid in cash, property or additional shares of common stock. We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business. We expect that no dividends on the shares of common stock will be declared in the foreseeable future. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, general business conditions and other pertinent facts. There can be no assurance that any dividends on the common stock will ever be paid.

MISCELLANEOUS RIGHTS AND PROVISIONS. Holders of common stock have no preemptive or other subscriptions rights, conversions rights, redemption or sinking fund provisions. In the event of the liquidation or dissolution, whether voluntary or involuntary, of CarPartsOnSale, each share of common stock is entitled to share ratably in any assets available for distribution to holders of the equity of CarPartOnSale after satisfaction of all liabilities.

         SHARES ELIGIBLE FOR FUTURE SALE. Upon completion of this offering, we will have 17,416,931 shares of common stock outstanding if the minimum number of shares offered in this offering are sold, or 19,016,931 shares of common stock outstanding if the maximum number of shares offered in this offering are sold. Of these shares, the shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate" of CarPartsOnSale, which will be subject to the limitations of Rule 144 adopted under the Securities Act. In general, a person who has a control relationship with CarPartsOnSale is defined as an "affiliate." All of the remaining shares are deemed to be "restricted securities", as that term is defined in Rule 144 under the Securities Act.

         In general, under Rule 144, commencing 90 days after the date of this prospectus, a person, including an affiliate or persons whose shares are aggregated, who has owned restricted shares of common stock beneficially for at least one year, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of one per cent of the total number of outstanding shares of the same class or the average weekly trading volume of our common stock on all exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. A person who has not been an affiliate of CarPartsOnSale for at least the three months immediately preceding the sale and who has beneficially owned shares of common stock for at least two years is entitled to sell such shares under Rule 144 without regard to the limitations described above.

         Of the shares presently outstanding 16,767,966 have been held for over one year. Accordingly, commencing following the completion of the offering, these 16,767,966 shares will be eligible for resale under Rule 144 at the rates and subject to the conditions discussed above and the terms of the lock-in agreement described above. No predictions can be made as to the effect, if any, that sales of shares under Rule 144 or otherwise or the availability of shares for sale will have on the market, if any, prevailing from time to time. The sale of any substantial number of these shares in the public market could reduce the market price of the shares and the value of your shares.

         LACK OF PUBLIC MARKET FOR OUR SHARES. There has not been a public market for our common stock and the price of our shares may be very volatile. We are not sure if and when the shares will start trading, and this may not occur until well after the first closing of this offering. We could decide not to facilitate the commencement or continuation of a trading market for the common stock for an extended period. We cannot predict the extent to which investor interest in our common stock will lead to the development of an active trading market or how liquid that market might become. Because no underwriter has sold any shares to their customers or received options, warrants or shares in this offering, there is currently little incentive for a financial institution to provide aftermarket support of the shares. Due to this lack of aftermarket support, the price of our stock following the offering may decrease, and investors may be unable to resell their shares at or above the initial public offering price.

         Additionally, many capital market participants, including investors, underwriters, market makers and other broker-dealers appear to place significant value on large operating losses that are generated by Internet companies that are in the process of capturing market share. Even though we have captured what we believe is a significant market share in the Internet market industry while maintaining our profitability, there is no assurance that the investment community will appropriately recognize our value, and this may negatively affect the price of our common stock.

         After closing this offering, we intend to apply for inclusion of the shares on the Nasdaq SmallCap Market or the American Stock exchange, depending on how much we raise in this offering. Under Nasdaq/Amex criteria, an issuer seeking initial inclusion of its securities on Nasdaq/Amex is required to meet threshold levels established by Nasdaq/Amex relating to assets, market capitalization, net income, market value of public float, minimum bid price and number of market makers, among others. We currently do not meet all of Nasdaq/Amex's requirements, and we are dependent on the receipt of proceeds of this offering to satisfy some of these requirements. There is no assurance that the shares will ever be approved for inclusion on Nasdaq/Amex, and if so, when such listing will occur. The inability to have the shares listed on Nasdaq/Amex in a timely manner could materially hinder the development of a public trading market for the shares.

         Nasdaq/Amex also imposes maintenance requirements that, like the initial listing requirements, require us to meet threshold levels established by Nasdaq/Amex relating to assets, market capitalization, net income, market value of public float, minimum bid price and number of market makers, among others. Although the required maintenance levels are somewhat less stringent than the initial listing requirements, there is no assurance that the shares will not become delisted at a future time if the Nasdaq/Amex-imposed maintenance thresholds are not satisfied at all times. Any delisting could cause a material decline in the market price of the shares if a market should develop, and adversely affect the liquidity of the shares.

ANTI-TAKEOVER PROVISIONS

         Our certificate of incorporation contains provisions which may be deemed to be "anti-takeover" in nature in that such provisions may deter, discourage or make more difficult the assumption of control of CarPartsOnSale by another entity or person. In addition to the ability to issue preferred stock, these provisions include a requirement for a vote of 66-2/3% of the stockholders in order to approve a number of transactions including mergers and sales or transfers of all or substantially all of our assets.

         The Delaware Corporation Law further contains anti-takeover provisions.
Section 203 of the Delaware Corporation Law provides, with a number of exceptions, that as a Delaware corporation, we may not engage in any of a broad range of business combinations with an "interested stockholder", that is, a person who owns 15% or more of our outstanding voting stock, for a period of three years from the date that such person became an interested stockholder unless:

                  the transaction resulting in a person's becoming an interested stockholder, or the business combination, is approved by our board of directors before the person becomes an interested stockholder;

                  the interested stockholder acquires 85% or more of our outstanding voting stock excluding shares owned by persons who are both our officers and directors, and shares held by employee stock ownership plans; or

                  the business combination is approved by our board of directors and by the holders of at least 66-2/3% of our outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder.

                                 TRANSFER AGENT

         The transfer agent for the common stock will be First American Stock Transfer, Inc. Phoenix Arizona.

                                     EXPERTS

         Our financial statements as of April 30, 2000 appearing in this prospectus and registration statement have been audited by Hein + Associates LLP, independent auditors, as set forth in their report on such financial statements, appearing elsewhere in this prospectus and in this registration statement, and are included in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS

         The validity of the shares offered in this offering will be passed upon for us by Cokinos, Bosien and Young, a Professional Corporation, Houston, Texas.

                       WHERE YOU CAN FIND MORE INFORMATION

         This prospectus is part of a registration statement on Form SB-2 under the Securities Act that we filed with the SEC with respect to the shares offered by this prospectus. We have authorized no one to provide you with any information other than that provided in the prospectus. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in the prospectus is accurate as of any date other than the date on the front cover of the document.

          This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedule filed with the registration statement. For further information about us and the shares offered by this prospectus, reference is made to the registration statement and its exhibits and schedules. A copy of the registration statement and its exhibits and schedules may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such office upon the payment of the fees prescribed by the SEC and at the SEC regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Please call the SEC at 1800SEC0330 for further information about its public reference room.

         The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC. The Internet address of the website is http://www.sec.gov. Our registration statement and the exhibits and schedules we filed electronically with the SEC are available on this site. An electronic format of this prospectus is also available on our Internet website, at http://www.CarPartsOnSale.com/ipo. The other information contained on this website or any other website is not part of this prospectus.

         As of the date of this prospectus, we will become subject to the informational requirements of the Securities Exchange Act of 1934, and we will file reports and other information with the SEC. Such reports and other information can be inspected and/or obtained at the locations and websites set forth above.

                            CARPARTSONSALE.COM, INC.

                      CONSOLIDATED FINANCIAL STATEMENTS AND
                          INDEPENDENT AUDITOR'S REPORT

                 FOR THE PERIOD FROM INCEPTION (APRIL 19, 1999)
                                TO APRIL 30, 2000




                                       I

                          INDEPENDENT AUDITOR'S REPORT




The Board of Directors
CarPartsOnSale.Com, Inc.
Fort Worth, Texas

We have audited the accompanying consolidated balance sheet of CarPartsOnSale.Com, Inc. ("the Company") as of April 30, 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for the period from inception (April 19, 1999) to April 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of April 30, 2000, and the consolidated results of their operations and their cash flows for the period from inception (April 19, 1999) to April 30, 2000 in conformity with generally accepted accounting principles.



HEIN + ASSOCIATES LLP


Dallas, Texas
June 22, 2000


                                       II


                           CONSOLIDATED BALANCE SHEET

                                 APRIL 30, 2000

                                     ASSETS

CURRENT ASSETS:
   Cash                                                                    $   98,039
   Trade accounts receivable - no allowance for
     doubtful accounts considered necessary                                   102,602
   Receivable for common stock issuance                                       295,750
   Employee advances and other receivables                                      7,745
   Inventory                                                                1,017,038
   Prepaid expenses                                                            52,312
                                                                           ----------
            Total current assets                                            1,573,486

PROPERTY AND EQUIPMENT, net                                                    63,723
GOODWILL, net of accumulated amortization of $41,877                          167,506
OTHER ASSETS                                                                   38,053
                                                                           ----------
                 Total assets                                              $1,842,768
                                                                           ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Note payable                                                            $   25,745
   Accounts payable and accrued liabilities                                   144,666
   Payable to related party                                                    13,639
                                                                           ----------
            Total current liabilities                                         184,050

COMMITMENTS (Note 9)

STOCKHOLDERS' EQUITY:
   Common stock, 25,000,000 shares authorized, par value of $0.01,
      16,947,966 shares issued and outstanding                                169,480
   Common stock - subscribed (68,966 shares)                                      690
   Additional paid-in capital                                               2,300,749
   Receivable from stockholders                                              (315,177)
   Accumulated deficit                                                       (497,024)
                                                                           ----------
            Total stockholders' equity                                      1,658,718
                                                                           ----------
                 Total liabilities and stockholders' equity                $1,842,768
                                                                           ==========



                      CONSOLIDATED STATEMENT OF OPERATIONS

        FOR THE PERIOD FROM INCEPTION (APRIL 19, 1999) TO APRIL 30, 2000


REVENUES:
   Auto parts sales, net                                                   $1,925,918
   Publication and model sales, net                                           231,814
                                                                           ----------
            Total revenue                                                   2,157,732

COSTS OF REVENUE                                                            1,535,440
                                                                           ----------

GROSS PROFIT                                                                  622,292

OPERATING EXPENSES:
   Selling expenses                                                           312,514
   General and administrative                                                 756,135
   Depreciation and amortization                                               53,531
                                                                           ----------
            Total operating expenses                                        1,122,180
                                                                           ----------

LOSS FROM OPERATIONS                                                         (499,888)

INTEREST INCOME, NET                                                            2,864
                                                                           ----------

NET LOSS                                                                   $ (497,024)
                                                                           ===========

NET LOSS PER COMMON SHARE, basic and diluted                                $   (0.03)
                                                                            ==========

WEIGHTED AVERAGE SHARES OUTSTANDING                                         16,762,616
                                                                           ===========


                                                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                         FOR THE PERIOD FROM INCEPTION (APRIL 19, 1999) TO APRIL 30, 2000


                                           COMMON STOCK           COMMON STOCK
                                        -------------------        SUBSCRIBED     ADDITIONAL   RECEIVABLE                 TOTAL
                                                               -----------------    PAID-IN       FROM     ACCUMULATED STOCKHOLDERS'
                                         SHARES     AMOUNT     SHARES    AMOUNT    CAPITAL   STOCKHOLDERS    DEFICIT      EQUITY
                                        --------   --------    ------    ------  ----------  ------------  ----------- -------------


BALANCES, April 19, 1999                        -   $      -         -   $    -  $        -   $         -  $        -   $        -

Issuance of common stock to founders
for cash and future services           11,385,000    113,850         -        -   1,286,150      (435,177)          -       964,823
services

Common stock issued for the
acquisitions of The Racing Zone and
Crown Communications                    5,115,000     51,150         -        -     193,875                         -       245,025


Common stock sold for cash in a
private placement, net of offering
costs of $16,095                          312,966      3,130         -        -     434,576                         -       437,706


Exercise of common stock options          135,000      1,350    68,966      690     293,710                         -       295,750

Issuance of common stock options
to consultants                                                       -               92,438                         -        92,438


Repayment of receivable from
stockholders                                    -          -         -        -           -      120,000            -       120,000


Net loss for the period                         -          -         -        -           -            -     (497,024)     (497,024)
                                       ----------    -------   -------   ------  ----------   ----------   ----------   -----------

BALANCES, April 30, 2000               16,947,966   $169,480    68,966   $  690  $2,300,749   $ (315,177)  $ (497,024)  $ 1,658,718
                                       ==========   ========   =======   ======  ==========   ==========   ==========   ===========




                      CONSOLIDATED STATEMENT OF CASH FLOWS

        FOR THE PERIOD FROM INCEPTION (APRIL 19, 1999) TO APRIL 30, 2000

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                                              $  (497,024)
   Adjustments to reconcile net income to net cash provided by operating activities:
            Depreciation and amortization                                                     53,531
            Stock based compensation expense                                                  40,126
            Salaries paid with common stock                                                  120,000
            (Increase) decrease in current assets:
                 Trade receivables                                                           (86,474)
                 Employee advances and other receivables                                      (7,745)
                 Inventory                                                                  (947,386)
            Increase (decrease) in current liabilities:
                 Accounts payable and accrued liabilities                                    105,370
                 Payable to related party                                                     13,639
                 Other                                                                       (38,214)
                                                                                         -----------
                   Net cash used by operating activities                                  (1,244,177)

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property and equipment                                                        (62,980)
   Cash acquired in acquisitions of subsidiaries                                               3,423
                                                                                         -----------
                   Net cash used by investing activities                                     (59,557)

CASH FLOWS FROM FINANCING ACTIVITIES:
   Repayments of note payable                                                                   (756)
   Proceeds from sales of common stock, net of offering costs                              1,402,529
                                                                                          ----------
                   Net cash provided by financing activities                               1,401,773
                                                                                          ----------

NET INCREASE IN CASH                                                                          98,039

CASH, beginning of period
                                                                                                   -
                                                                                         -----------
CASH, end of period                                                                      $    98,039
                                                                                         ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
            Interest paid                                                                $     4,093
            Common stock issued to acquire companies                                     $   245,025
            Stock based compensation for prepaid expense                                 $    52,312
            Exercise of common stock options for receivables                             $   295,750
            Net assets acquired from Crown Communications                                $    35,804


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION AND PRINCIPLES OF CONSOLIDATION
     CarPartsOnSale.Com, Inc. ("the Company") (a Delaware corporation) was incorporated on April 19, 1999 as Car Parts Onsale, Inc. The Company changed its name to CarPartsOnSale.Com, Inc. in December 1999. The Company is engaged in the sale of high performance auto parts, models and publications though a retail storefront in Arlington, Texas and through several Internet websites. The Company's sales are primarily to customers located throughout the United States.

     On April 19, 1999, the Company acquired 100% of the outstanding common stock of The Racing Zone, Inc., which operates a retail storefront for high performance auto parts in Arlington, Texas. On April 27, 1999, the Company acquired 100% of the outstanding common stock of Crown Communications, Inc. which operates several Internet websites that sell "classic car" models, memorabilia and publications. These acquisitions are more fully described in Note 2.

     The Company's operations were insignificant from April 19, 1999 to April 30, 1999. Therefore, this period is not separately presented in the accompanying financial statements.

     The accompanying financial statements present the consolidated results of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

     CASH EQUIVALENTS
     For purposes of reporting cash flows, the Company considers all short-term investments with an original maturity of three months or less to be cash equivalents.

     INVENTORY
     Inventory is valued at the lower of cost or market. The cost of inventory is determined by the average cost method. At April 30, 2000, inventory consisted of the following:

           Performance Auto Parts                                     $  953,160
           "Classic car" models, memorabilia and publications             63,878
                                                                      ----------
                                                                      $1,017,038

     PROPERTY AND EQUIPMENT
     Property and equipment is recorded at cost less accumulated depreciation and amortization. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets, which range from three to five years, or the lease term, if shorter.

     Gains and losses resulting from sales and dispositions of property and equipment are included in current operations. Maintenance and repairs are charged to operations as incurred.

     GOODWILL
     Goodwill represents the cost in excess of fair value of the identifiable net assets acquired in the acquisitions. Goodwill is being amortized on a straight-line basis over 5 years for Crown Communications. Amortization expense of $41,877 was recognized for the period ended April 30, 2000.

     LONG-LIVED ASSETS
     The Company's policy is to periodically review the net realizable value of its long-lived assets, including goodwill, through an assessment of the estimated future cash flows related to such assets. In the event that assets are found to be carried at amounts in excess of estimated undiscounted future cash flows, then the assets will be adjusted for impairment to a level commensurate with a discounted cash flow analysis of the underlying assets. Based upon its most recent analysis, the Company believes no impairment of long-lived assets exists at April 30, 2000.

     REVENUE RECOGNITION
     The Company recognizes revenue at the time product is shipped to the customer. All sales are recorded net of applicable sales discounts and estimates for returns and allowances.

     STOCK-BASED COMPENSATION
     The Company applies Statement of Financial Accounting Standards (SFAS) No. 123 "Accounting for Stock-Based Compensation", which requires recognition of the value of stock options and warrants granted based on an option pricing model. However, as permitted by SFAS 123, the Company continues to account for stock options and warrants granted to directors and employees pursuant to Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. See Note 7.

     INCOME TAXES
     The Company files a consolidated tax return for all the entities. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases, and operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

     USE OF ESTIMATES
     The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

     LIQUIDITY
     The Company had not achieved profitable operations through April 30, 2000. However, management believes the Company's net working capital of $1,389,436 at April 30, 2000 will be sufficient to allow adequate time for the Company to fully implement its business plan.

2.   ACQUISITIONS

     THE RACING ZONE, INC.
     On April 19, 1999, the Company acquired all the outstanding common stock of The Racing Zone, Inc. in exchange for 2,145,000 shares of the Company's common stock. The acquisition was recorded at the Racing Zone's predecessor cost as the sole stockholder of the Racing Zone was considered to be a founding stockholder of the Company as the formation of the Company and the acquisition occurred on the same date. At the date of acquisition, the Racing Zone had no tangible assets and no significant operations. The results of The Racing Zone, Inc. are included in the accompanying financial statements beginning April 19, 1999.

     CROWN COMMUNICATIONS, INC.
     On April 27, 1999, the Company acquired all the outstanding common stock of Crown Communications, Inc. in exchange for 2,970,000 shares of the Company's common stock valued at $245,025. The acquisition was accounted for using the purchase method and the purchase price has been allocated to the net assets acquired based on their estimated fair values. The results of Crown Communications, Inc. are included in the accompanying financial statements beginning April 27, 1999. The excess of the purchase price over the fair value of the net assets acquired of $209,383 has been recorded as goodwill and is being amortized using the straight-line method over five years.

3.   PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at April 30, 2000:

     Leasehold improvements                                           $  41,793
     Office equipment and software                                       33,584
                                                                      ---------
                                                                         75,377
     Less accumulated depreciation                                      (11,654)
                                                                      ---------
                                                                      $  63,723
                                                                      =========

     Depreciation expense for property and equipment of $11,654 was recognized for the period ended April 30, 2000.

4.   NOTE PAYABLE

     At April 30, 2000, the Company has a note payable with a financial institution with a balance of $25,745. The note requires monthly payments of interest plus $50 of principal with all unpaid principal and interest due upon maturity of February 14, 2001. The note bears interest at 9.25% and is unsecured.

5.   INCOME TAXES

     There was no provision for income taxes for the period ended April 30, 2000 due to the net loss incurred for the period. The Company had no material deferred tax liabilities at April 30, 2000. The Company's deferred tax assets were as follows at April 30, 2000:

              Deferred tax assets:
                   Net operating loss                 $ 151,000
                   Other                                  2,000
              Valuation allowance                      (153,000)
                                                      ---------
                                                      $       -
                                                      =========



     At April 30, 2000 the Company's net operating loss (NOL) carryforward for federal income tax purposes was approximately $409,000, which will expire, if unused, in 2020.

6.   STOCKHOLDERS' EQUITY

     On April 19, 1999, the two founding stockholders purchased 11,385,000 shares of common stock in exchange for $964,823 in cash and $435,177 of future services as officers of the Company. During the period ended April 30, 2000, the two founding stockholders' total compensation of $120,000 was offset against the stock subscriptions receivable. As of April 30, 2000, the balance of the stock subscriptions receivable from these individuals of $315,177 is classified in stockholders' equity in the accompanying financial statements. This receivable is expected to be repaid by the founding stockholders through future foregone salaries and compensation.

     During 1999, the Company completed a private placement of its common stock. The Company sold 312,966 shares of common stock at $1.45 per share. Proceeds from the offering totaled $437,706, net of approximately $16,095 of incremental offering expenses. In connection with the private placement, the investors also received an option to purchase common stock in an amount equal to the number of shares purchased in the private placement. These options had an exercise price of $1.45 per share and expired in March 2000.

     As of April 30, 2000, the Company had outstanding receivables for common stock issuance of $295,750 which resulted from the exercise of 203,966 common stock options prior to April 30, 2000. These receivables were collected by the company in May and June 2000.

     STOCK-BASED COMPENSATION

     STOCK OPTIONS
     The Company's Board of Directors approved and adopted two stock options plans during the period ended April 30, 2000.

     The first plan is titled the Employee Stock Option Plan and 1,500,000 shares of common stock have been reserved for issuance under the plan. At April 30, 2000, options are outstanding to acquire 63,500 shares. All options granted under this plan expire five years after the date of grant and vest at the rate of 20% per year. The option exercise price is equal to the estimated fair market value of the Company's common stock at the date of grant. The option holder has three alternatives in which to exercise the option as follows:

     o The option holder may receive the difference between the exercise price and the fair market value of the common stock at the date of exercise in cash from the Company.
     o The option holder may pay the exercise price from proceeds that hypothetically would be generated from selling a portion of the stock at fair market value, and receive the balance in stock.
     o   The option holder may pay the exercise price and receive the stock.

     The second plan is titled the Consultant Stock Option Plan and 500,000 shares of common stock have been reserved for issuance under the plan. At April 30, 2000, options are outstanding to acquire 444,430 shares, which have been issued to consultants and employees. All options granted under this plan expire ten years after the date of grant and completely vest after six months. The option exercise price is equal to the estimated fair market value of the Company's common stock at the date of grant.

     In July 1999 and January 2000, the Company granted 147,530 stock options under the Consultant Stock Option Plan to two consultants in exchange for services. The options are exercisable at $1.45 per share until expiration in June 2009 and January 2010. The fair market value of these options, as determined by the Black-Scholes option pricing model, of $92,438 was recorded as an expense and a prepaid expense in the amount of $40,126 and $52,312, respectively, during the period ended April 30, 2000. The weighted average assumptions used in the Black-Scholes calculation included expected volatility near zero, risk-free interest rate of 5.6%, no expected dividends and an expected term of ten years.

The following is a summary of activity for the stock options granted for the period ended April 30, 2000:

                                                                    WEIGHTED
                                                                    AVERAGE
                                                       NUMBER       EXERCISE
                                                     OF SHARES       PRICE
                                                     ---------      --------
          Outstanding, beginning of period                   -            -

               Granted                                 955,896      $  1.45
               Canceled or expired                    (244,000)     $  1.45
               Exercised                              (203,966)     $  1.45
                                                      --------      -------

          Outstanding, end of period                   507,930      $  1.45
                                                     =========      =======
          Exercisable, end of period                   261,100      $  1.45
                                                     =========      =======

     If not previously exercised, all options outstanding at April 30, 2000 will expire as follows:

                                                                    WEIGHTED
                                                                    AVERAGE
                                                       NUMBER       EXERCISE
            YEAR ENDING APRIL 30,                    OF SHARES       PRICE
                                                     ---------      --------
                     2005                              63,500       $  1.45
                     2009                             261,100       $  1.45
                     2010                             183,330       $  1.45
                                                     --------       -------
                                                      507,930       $  1.45
                                                     ========       =======

     Presented below is a comparison of the weighted average exercise prices and fair values of the Company's stock options on the measurement date for options granted to employees and consultants during the period ended April 30, 2000. The exercise price of the options equaled the estimated market price at the date of grant.

                                       NUMBER OF     EXERCISE       FAIR
                                        SHARES        PRICE         VALUE
                                       ---------     --------      ------
                                        642,930      $   1.45      $ 0.49
                                        =======       =======      ======

     PRO FORMA STOCK-BASED COMPENSATION DISCLOSURES
     As discussed in Note 1, the Company applies APB Opinion No. 25 and related interpretations in accounting for its stock options. Accordingly, no compensation cost has been recognized for grants of options to employees since the exercise prices were not lower than the market prices of the Company's common stock on the measurement date. Had compensation been determined based on the estimated fair value at the measurement dates for awards under those plans consistent with the method prescribed by SFAS No. 123, the Company's April 30, 2000 net loss and net loss per share would have been changed to the pro forma amount indicated below.

                      Net Loss:
                           As reported                        $ (497,024)
                           Pro forma                          $ (694,994)
                      Net Loss per Share:
                           As reported                        $    (0.03)
                           Pro forma                          $    (0.04)

     The estimated fair value of each option granted to employees and consultants during the period ended April 30, 2000 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                      Expected volatility                     Near zero
                      Risk-free interest rate                        5.7%
                      Expected dividends                               -
                      Expected terms (in years)                      7.6

8.   RELATED PARTY TRANSACTIONS

     A significant portion of the Company's sales are referred by Lone Star Classics, Inc. ("Lone Star"). A majority of Lone Star is owned by the Company's two founding stockholders. During the period ended April 30, 2000, $991,935 of the Company's auto parts sales were to customers referred to the Company by Lone Star. Under the agreement between the Company and Lone Star, Lone Star is paid a commission on all sales referred equal to 30% of the total sales price (see discussion of the Company's referral program in Note 9). During the period ended April 30, 2000, $297,397 of commission expense to Lone Star was recognized. As of April 30, 2000, the Company has trade accounts receivable of $94,440 from Lone Star, because Lone Star invoices certain of the customers that are referred and remits the collections net of the commission to the Company.

     As of April 30, 2000, the Company has an unsecured advance receivable from an officer in the amount of $7,500. The receivable is non-interest bearing and is due on demand.

9. COMMITMENTS

     The Company leases a retail storefront with warehouse space under a lease agreement which expires in 2009. Rental expense under this operating lease was $36,876 for the period ended April 30, 2000. The lease calls for monthly rental payments of $3,412.

     Future minimum rental payments under this non-cancellable operating lease agreement are as follows:

                         YEARS ENDING
                         ------------
                           2001                $  40,995
                           2002                   40,995
                           2003                   40,995
                           2004                   40,995
                           2005                   40,995
                        Thereafter               157,116
                                               ---------
                                               $ 362,091
                                               =========

     The Company has a referral program whereby other parties that refer customers to the Company are paid a commission based on the total sales to the referred customers. The commission percentage is based on the total amount of quarterly sales from the referral source and ranges from 5% to 10% on a sliding scale for quarterly referral sales up to $16,000. The commission percentage for referral sources with quarterly referrals in excess of $16,000 are negotiated on a case-by-case basis. See discussion of the referral relationship with Lone Star in Note 8.

10.  FAIR VALUE OF FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

     The Company's financial instruments are cash, amounts receivable and payable and a note payable. Management believes the fair values of these instruments, with the exception of the note payable, approximate the carrying values, due to the short-term nature of the instruments. Management believes the fair value of the note payable also reasonably approximates its carrying value, based on expected cash flows and interest rates.

                                   **********

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under the provisions of the Certificate of Incorporation and By-Laws of the Registrant, each person who is or was a director or officer of Registrant shall be indemnified by the Registrant as of right to the full extent permitted or authorized by the General Corporation Law of Delaware. Under such law, to the extent that such person is successful on the merits of defense of a suit or proceeding brought against such person by reason of the fact that such person is a director or officer of the Registrant, such person shall be indemnified against expenses reasonably incurred in connection with such action, including attorney's fees. If unsuccessful in defense of a third-party civil suit or a criminal suit or if such a suit is settled, such a person shall be indemnified under such law against both (1) expenses, including attorneys' fees, and (2) judgments, fines and amounts paid in settlement if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal action, had no reasonable cause to believe such person's conduct was unlawful. If unsuccessful in defense of a suit brought by or in the right of the Registrant, or if such suit is settled, such a person shall be indemnified under such law only against expenses incurred in the defense or settlement of such suit, including attorneys' fees, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that if such a person is adjudicated to be liable in such suit for negligence or misconduct in the performance of such person's duty to the Registrant, such person cannot be made whole even for expenses unless the court determines that such person is fairly and reasonably entitled to be indemnified for such expenses.

After the initial closing of this offering, the Registrant plans to procure officers' and directors' liability insurance, with policy limits of $3,000,000 and reimbursement for costs and fees, to provide coverage to its officers and directors. However, such coverage does not currently exist and the Registrant may determine that the cost of the same is prohibitive. The Registrant has entered into indemnification agreements with each of its executive officers and directors. The indemnification agreements provide for reimbursement for all direct and indirect costs of any type or nature whatsoever, including attorneys' fees and related disbursements, actually and reasonably incurred in connection with either the investigation, defense or appeal of a Proceeding, as defined, including amounts paid in settlement by or on behalf of an Indemnitee, as defined.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the small business issuer relative to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, as a result, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25 OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the distribution, all of which are to be borne by the Registrant, are as follows:

                  SEC Registration Fee                        $  4,000
                  Blue Sky Fees and Expenses                    45,000
                  Accounting Fees and Expenses                  30,000
                  Legal Fees and Expenses                       25,000
                  Printing and Engraving                         5,000
                  Marketing                                     60,000
                  Miscellaneous                                 31,000

                  Total                                       $200,000
                                                              --------

                  All such expenses are estimates only


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

In April 1999, the Registrant issued 16,500,000 shares of its common stock to four individuals in connection with the formation of the Registrant and the acquisition of its two subsidiaries. The Registrant received $1,400,000.00 in cash and services from two of the individuals and the capital stock of the two subsidiaries from the other two individuals.

In June 1999, the Registrant issued 312,965.5 shares of its common stock to five individuals for an aggregate cash consideration of $453,800.00.

In January 2000, the Registrant issued 135,000 shares of its common stock to two individuals for an aggregate cash consideration of $195,750.00 pursuant to the exercise by said individuals of certain options granted to them pursuant to the Registrant's 2000 consultant stock option plan.

In May 2000, the Registrant issued 68,965.5 shares of its common stock to one individual for an aggregate cash consideration of $100,000.00 pursuant to the exercise by said individuals of certain options previously granted to him.

Each of the foregoing transactions were effected by the Registrant without the aid or assistance of underwriters or brokers. Accordingly, no underwriting discounts or commissions were paid.

Each of the issuances described above were exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2).

ITEM 27. EXHIBITS.

Number            Description
------            -----------

                  Articles of Incorporation of the Registrant.

                  Bylaws of the Registrant.

                  *Specimen Common Stock Certificate.

                  *Opinion  of   Cokinos,   Bosien  &  Young,   a   Professional
                   Corporation, regarding the legality of the securities being registered.

                  *Form of  Indemnification  Agreement  between the
                   Registrant and its executive officers and directors.

                  Form of Subscription Agreements for this offering.

                  Subsidiaries

                  Consent of Hein + Associates LLP.

                  *Consent of Cokinos,Bosien & Young, a Professional Corporation

                  Form of Escrow Agreement between Registrant and Bank

                  Financial Data Schedule.

*  To be filed by amendment


ITEM 28. UNDERTAKINGS.

Registrant undertakes that it will:
    3. File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:
              (i) Include  any  prospectus  required by Section  10(a)(3) of the
         Securities  Act;
              (ii)  Reflect  in  the  prospectus  any  facts  of  events  which, individually or together, represent a fundamental change in the information in the registration statement; and
              (iii) Include any  additional or  changed material information  on the plan of distribution.
    4. For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of the securities at that time as the initial bona fide offering of those securities.
    5. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                    EXHIBITS

                          CERTIFICATE OF INCORPORATION
                                       OF
                              CAR PARTS ONSALE, INC


FIRST.            The name of this corporation shall be:

CAR PARTS ONSALE, INC.

SECOND. Its registered office in the State of Delaware is to be located at 1013 Centre Road, in the City of Wilmington, County of New Castle and its registered agent at such address is CORPORATION SERVICE COMPANY.

THIRD.            The purpose or purposes of the corporation shall be:

To engage in any lawful act or activity for which corporations amy be organized under the General Corporation Law of Delaware.

FOURTH.    The  total  number of  shares of  stock  which  this  corporation  is authorized to issue is:

Twenty-Five Million (25,000,000) shares with a par value of One Cent ($.01) per share, amounting to Two Hundred and Fifty Thousand Dollars ($250,000.00).

FIFTH.            The name and address of the incorporator is a follows:

                           Donna Brooks
                           Corporation Service Company
                           1013 Centre Road
                           Wilmington, DE 19805
SIXTH.            The Board of Directors shall have the powers  to  adopt, amend or repeal the by-law

SEVENTH. No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (I) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or whicgh involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal ot this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to anhy acts omission of such director occuring prior to such amendment.

IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledge this certificate of incorporation this
nineteenth day of April,      A.D., 1999

                                            /s/DONNA BROOKS
                                            -----------------------------
                                            Donna Brooks
                                            Incorporator

                                     BYLAWS

                                       OF

                            CARPARTSONSALE.COM, INC.


                                    ARTICLE I

                                     OFFICES


         Section 1. The registered office of the corporation shall be at 1013 Centre Road, Wilmington, Delaware, and the name of the registered agent of the corporation at such address shall be The Corporation Service Company.

         Section 2. The corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.


                                   ARTICLE II

                            MEETINGS OF SHAREHOLDERS

         Section 1. Meetings of shareholders shall be held at the registered office of the corporation or at such other place, within or without the State of Delaware, as may be stated in the notice of the meeting or in a duly executed waiver of notice thereof.

         Section 2. An annual meeting of the shareholders, for the purpose of electing directors and transacting such other business as may properly be brought before the meeting, shall be held on the fourth Tuesday of March of each year. Unless otherwise stated in a notice of the meeting, or waiver of such notice, the annual meeting of the shareholders shall be held at 10:00 a.m. at the registered office of the corporation.

         Section 3. Failure to hold the annual meeting at the designated time shall not work a dissolution of the corporation. In the event the Board of Directors fails to call the annual meeting at the designated time, any shareholder may make demand that such meeting be held within a reasonable time. Such demand shall be made in writing by certified mail directed to any officer of the corporation. The annual meeting shall thereafter be called within sixty
(60) days following such demand.

         Section 4. Special meetings of the shareholders for any purpose or purposes may be called by the President, the Board of Directors, or the holders of not less than one-tenth of all the shares entitled to vote at the meeting. No business other than that specified in the notice of meeting shall be transacted at a special meeting.

         Section 5.

                  (a) Written or printed notice stating the place, day, and hour of the meeting, and in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, either personally or by mail, by or at the direction of the President, the Secretary, or the officer or person or persons calling the meeting, to each shareholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the shareholder at his address as it appears on the stock transfer books of the corporation, with postage thereon prepaid.

                  (b) Notice may be waived in writing signed by the person or persons entitled to such notice. Such waiver may be executed at any time before or after the holding of such meeting. Attendance at a meeting shall constitute a waiver of notice, except where the person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

         Section 6. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, the record date shall be the date on which notice of the meeting is mailed.

         Section 7. The officer or agent having charge of the corporation's stock transfer books shall make, at least ten (10) and not more than sixty (60) days before each meeting of shareholders, a complete list of the shareholders entitled to vote at such meeting or any adjournment thereof. Such list shall be arranged in alphabetical order, with the address of and the number of shares held by each, which list, for a period of ten (10) days prior to such meeting, shall be kept on file at the registered office of the corporation and shall be subject to inspection by any shareholder at any time during usual business hours. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder during the whole time of the meeting. The original stock transfer books shall be prima facie evidence as to who are the shareholders entitled to examine such list or transfer books and to vote at any meeting of shareholders.

         Section 8. The holders of a majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. If a quorum shall not be present or represented at any meeting of the shareholders, the shareholders entitled to vote, represented in person or by proxy, shall have power to adjourn the meeting from time to time without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented any business may be transacted which might have been transacted at the original meeting.

         Section 9. At a meeting at which a quorum is present, the vote of the holders of a majority of the shares represented in person or by proxy shall decide any question brought before the meeting, unless the question is one upon which the vote of a greater number is required by law, the Certificate of Incorporation, or these Bylaws. The shareholders present or represented at a meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

         Section 10.

                  (a) Each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to vote of a meeting of shareholders, expect to the extent that the voting rights of the shares of any class or classes are limited or denied by the Certificate of Incorporation.

                  (b) Treasury shares, shares of stock owned by another corporation the majority of the voting stock of which is owned or controlled by this corporation, and shares of stock held by this corporation in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time.

                  (c) A shareholder may vote either in person or by proxy executed in writing by the shareholder or by his duly authorized attorney in fact. No proxy shall be valid after three (3) years from the date of its execution unless otherwise provided in the proxy. Each proxy shall be filed with the Secretary prior to or at the commencement of the meeting.

         Section 11. At any meeting of the shareholders, a shareholder may attend by telephone, radio, television, or similar means of communication which permits him to participate in the meeting, and a shareholder so attending shall be deemed present at the meeting for all purposes including the determination of whether a quorum is present.

         Section 12. Any action required by law to be taken at a meeting of the shareholders of the corporation, or any action which may be taken at a meeting of the shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent in writing setting forth the actions taken shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the corporation's registered office shall be by hand or by certified or registered mail, return receipt requested.

         Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty days of the earliest dated consent delivered in the manner required by this Section to the corporation, written consents signed by a sufficient number of holders or members to take action are delivered to the corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the corporation's registered office shall be by hand or by certified or registered mail, return receipt requested.

         Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

                                   ARTICLE III

                                    DIRECTORS

         Section 1. The business and affairs of the corporation shall be managed by its Board of Directors.

         Section 2. The number of directors shall be one or more. The number of directors may be increased or decreased from time to time by amendment to these Bylaws, but no decrease shall have the effect of shortening the term of any incumbent director. A director need not be a shareholder or a resident of the State of Delaware.

         Section 3. At the first annual meeting of shareholders and at each annual meeting thereafter, the shareholders shall elect directors to hold office until the next succeeding annual meeting. Each director shall hold office for the term for which he is elected and until his successor shall be elected and shall qualify.

         Section 4. At each election for directors, each shareholder entitled to vote shall have the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are directors to be elected and for whose election he has a right to vote.

         Section 5. Any director may be removed either for cause or without cause at a special meeting called for that purpose. Removal shall be accomplished by the affirmative vote of a majority in number of shares of shareholders represented in person or by proxy at such meeting which are entitled to vote for the election of such director. However, unless the entire Board is removed, no individual director shall be removed without cause if the votes of a sufficient number of shares are cast against his removal, which if cumulatively voted at an election of the entire Board, would be sufficient to elect one or more directors.

         Section 6. A vacancy on the Board of Directors caused by death, resignation, retirement, disqualification, removal from office, or otherwise, may be filled either (1) by appointment at the next regular meeting of the Board of Directors by a majority of the directors then in office, though less than a quorum, or (2) by election at a special meeting of shareholders called for that purpose. Each successor director shall be elected or appointed for the unexpired term of his predecessor in office and shall serve until his successor shall be elected and shall qualify. Any directorship to be filled by reason of an increase in the number of directors shall be filled by election at an annual meeting of shareholders or at a special meeting of shareholder called for that purpose.

         Section 7. The Board of Directors, by resolution adopted by a majority of the Board of Directors, may designate two or more directors to constitute an executive committee, which committee, to the extent provided in such resolution, shall have and may exercise all of the authority of the Board of Directors in the business and affairs of the corporation except where action of the Board of Directors is specified by the Delaware Corporation Law or other applicable law, but the designation of such committee and the delegation thereto of authority shall not operate to relieve the Board of Directors, or any member thereof, of any responsibility imposed upon it or him by law. The executive committee shall keep regular minutes of its proceedings and report the same to the Board when required by the Board.

         Section 8. Directors, as such, shall not receive any salary for their services, but, by resolution of the Board a fixed sum, plus expenses of attendance, if any, may be paid for attendance at each regular or special meeting of the Board. Nothing herein shall be construed to preclude any director from serving the corporation in any other capacity and receiving compensation therefor. Members of the executive committee may, by resolution of the Board of Directors, be allowed like compensation for attending committee meetings.

                                   ARTICLE IV

                              MEETINGS OF DIRECTORS

         Section 1. The directors of the corporation may hold regular or special meetings either within or without the State of Delaware.

         Section 2. A regular meeting of the Board of Directors shall be held without other notice than this Bylaw immediately after and at the same place as the annual meeting of shareholders. The Board of Directors may provide, by resolution, the time and place for the holding of additional regular meetings without other notice than such resolution.

         Section 3. Special meetings of the Board of Directors may be called by or at the request of the President or any director. Notice of the call of a special meeting shall be in writing and delivered for transmission to each of the directors not later than during the third day immediately preceding the day for which such meeting is called. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the director at his address as it appears in the records of the corporation with postage thereon paid. Neither the business proposed to be transacted nor the purpose of any special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

         Section 4. Notice of any special meeting may be waived in writing signed by the person or persons entitled to such notice. Such waiver may be executed at any time before or after the holding of such meeting. Attendance of a director at a special meeting shall constitute a waiver of notice of such special meeting, except where a director attends for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

         Section 5. A majority of the number of directors shall constitute a quorum for the transaction of business. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors unless otherwise specifically required by law or these Bylaws. If a quorum is not present at any meeting of directors, the directors present may adjourn the meeting from time to time, without notice other an announcement at the meeting, until a quorum is present.

         Section 6. At any meeting of the Board, a member may attend by telephone, radio, television, or similar means of communication which permits him to participate in the meeting, and a director so attending shall be deemed present at the meeting for all purposes including the determination of whether a quorum is present.
         Section 7. Any action required or permitted to be taken at a meeting of the Board of Directors or any executive committee may be taken without a meeting if a consent in writing setting forth the actions so taken shall be signed by all of the members of the Board of Directors or executive committee, as the case may be. Such consent shall have the same force and effect as a unanimous vote at a meeting, and may be stated as such in any document or instrument filed with the Secretary of State.

                                    ARTICLE V

                                    OFFICERS

         Section 1. The officers of the corporation shall be elected by the directors and shall be a President, a Vice President, a Secretary, and a Treasurer. The Board of Directors may also choose additional vice presidents and one or more assistant secretaries and assistant treasurers. Any two or more offices may be held by the same person.

         Section 2. The officers of the corporation shall be elected annually by the Board of Directors at the first meeting of the Board of Directors held after each annual meeting of shareholders. Vacancies or new offices shall be filled at any meeting of the Board to serve until the next election of officers. Each officer shall hold office until his successor has been elected and qualified, or until the death, resignation, or removal of the officer.

         Section 3. The Board of Directors may appoint such other officers and agents as it deems necessary. Such officers and agents shall be appointed for such terms and shall exercise such powers and perform such duties as may be determined from time to time by the Board.

         Section 4. The salaries of all officers and agents of the corporation shall be fixed by the Board of Directors.

         Section 5. Any officer or agent elected or appointed by the Board of Directors, or member of the executive committee, may be removed at any time by the affirmative vote of a majority of the whole Board of Directors. Such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment shall not of itself create any contract right.

         Section 6. The President shall be the Chief Executive Officer of the corporation and, subject to the direction of the Board of Directors, shall supervise and control the business and affairs of the corporation. He shall preside at all meetings of the shareholders and of the Board of Directors. He shall see that all orders and resolutions of the Board are carried into effect, and shall perform such other duties as the Board of Directors may prescribe.

         Section 7. In the absence of the President or in the event of his inability or refusal to act, the Vice President (or in the event there be more than one vice president, the vice presidents in the order designated, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and when so acting, shall have all the powers of, and be subject to all the restrictions upon, the President. Each vice president shall also have such powers and perform such other duties as from time to time may be assigned to him by the President or by the Board of Directors.

         Section 8. The Secretary shall attend all meetings of the shareholders and of the Board of Directors. He shall keep a true and complete record of the proceedings, including all votes and resolutions presented at these meetings, in a book to be kept for that purpose. He shall be custodian of the records and of the seal of the corporation, and shall affix the same to documents, the execution of which is duly authorized. He shall give or cause to be given all notices required by law or by these Bylaws. He shall also perform such other duties as may be prescribed by the Board of Directors or President.

         Section 9.

                  (a) The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements of the corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the Board of Directors.

                  (b) The Treasurer shall disburse the funds of the corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and directors, at the regular meetings of the Board or whenever they may require it, an account of all his transactions as Treasurer and of the financial condition of the corporation. The Treasurer shall also perform such other duties as may be prescribed by the Board of Directors or the President.

                  (c) If required by the Board of Directors, the Treasurer shall give the corporation a bond in such form, in such sum, and with such surety or sureties as shall be satisfactory to the Board for the faithful performance of the duties of his office and for the restoration to the corporation, in case of his death, resignation, retirement, or removal from office, of all books, papers, vouchers, money, and other property of whatever kind in his possession or under his control belonging to the corporation.

         Section 10. In the absence of the Secretary or Treasurer, an assistant secretary or assistant treasurer, respectively, shall perform the duties of the Secretary or Treasurer. Assistant treasurers may be required to give bond in the form described in Section 9(c) of these Bylaws. In general, the assistant secretaries and assistant treasurers shall have such powers and perform such duties as the Treasurer or Secretary, respectively, or the Board of Directors or President may prescribe. The Board of Directors may also transfer the powers or duties of any officer to any other officer or agent provided that a majority of the full Board of Directors concurs.


                                   ARTICLE VI

                               SHARE CERTIFICATES

         Section 1. Certificates in such form as may be determined by the Board of Directors shall be issued for all shares to which shareholders are entitled. Such certificates shall be consecutively numbered and shall be entered in the books of the corporation as they are issued. Each certificate shall state on the face thereof the holder's name, the number and class of shares, and the par value of such shares or a statement that such shares are without par value. They shall be signed by the President or a Vice President, and the Secretary or an assistant secretary, and may be sealed with the seal of the corporation or a facsimile thereof. If any certificate is countersigned by a transfer agent, other than the corporation or an employee of the corporation, the signature of any such officer may be facsimile.

         Section 2. The Board of Directors may direct a new certificate representing shares to be issued, in place of any certificate theretofore issued by the corporation alleged to have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate to be lost or destroyed. Before authorizing the issuance of a new certificate, the Board of Directors, in its discretion, may require the owner of such lost or destroyed certificate, or his legal representative, to advertise the same in such manner as it may require and/or give the corporation a bond in such form, in such sum, and with such surety or sureties as it may direct to indemnify the corporation against any claims that may be made with respect to said certificate.

         Section 3. Shares of stock shall be transferable on the books of the corporation only by the holder thereof in person or by his duly authorized attorney. Upon surrender to the corporation or the transfer agent of the corporation of a certificate representing shares duly endorsed or accompanied by proper evidence of succession, assignment, or authority to transfer, the corporation or the transfer agent of the corporation shall issue a new certificate and record the transaction upon its books.

         Section 4. The corporation may treat the holder of record of any share or shares of stock as the holder in fact thereof, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.

         Section 5. Subscriptions for shares shall be paid in full at such time, or in such installments and at such times, as shall be determined by the Board of Directors. Calls for payment on subscriptions shall be uniform as to all shares of the same class. The Board of Directors may forfeit any subscription and the amount paid thereon if the corporation is solvent and any amount due as a result of a call remains unpaid for a period of twenty (20) days after written demand has been made therefor. If mailed, such letter demand shall be deemed to be made when deposited in the United States mail in a sealed envelope addressed to the subscriber at his last post office address known to the corporation, with postage thereon prepaid.


                                   ARTICLE VII

                            MISCELLANEOUS PROVISIONS

         Section 1. The Board of Directors may authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.

         Section 2. No loans shall be contracted on behalf of the corporation, and no evidences of indebtedness shall be issued in its name unless authorized by a resolution of the Board of Directors. Such authority may be general or confined to specific instances. The corporation shall make no loans secured by a lien on its own shares.

         Section 3. There may be created by resolution of the Board of Directors out of the earned surplus of the corporation such reserve or reserves as the directors from time to time, in their discretion, think proper to provide for contingencies, or to equalize dividends, or to repair or maintain any property of the corporation, or for such other purpose as the directors shall think beneficial to the corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

         Section 4. All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

         Section 5. The fiscal year of the corporation shall be fixed by the Board of Directors.

         Section 6. The Board of Directors shall provide a corporate seal which shall be in the form of a circle and shall have inscribed thereon the name of the corporation.

         Section 7. Dividends upon the outstanding shares of the corporation may be declared by the Board of Directors at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the corporation, subject to the provisions of law and the Certificate of Incorporation. The Board of Directors may fix in advance a record date for the purpose of determining shareholders entitled to receive payment of any dividend. The record date may not be more than fifty (50) days prior to the payment date of such dividend. In lieu of setting a record date, the Board of Directors may close the stock transfer books for a period of not more than fifty (50) days prior to the payment date of such dividend. In the absence of any action by the Board of Directors, the date upon which the Board of Directors adopts the resolution declaring such dividend shall be the record date for determining the persons entitled to receive the dividend.

         Section 8. Any shareholder, upon written demand stating the purpose thereof, shall have the right to examine, in person or by agent or attorney, at any reasonable time or times, for any proper purpose, the books and records of account, minutes, and record of shareholders of the corporation. Such person shall have the right to make extracts therefrom.


                                  ARTICLE VIII

                                   AMENDMENTS

         Section 1. These Bylaws may be altered, amended, or repealed at any meeting of the shareholders at which a quorum is present, by the affirmative vote of a majority of the shares present at the such meeting, provided notice of the proposed alteration, amendment, or repeal be contained in the notice of such meeting, or provided that all shareholders waive such notice or consent to such action by the shareholders without a meeting, as allowed by other provisions of these Bylaws. These Bylaws may also be altered, amended, or repealed by the Board of Directors at any meeting, provided notice of the proposed alteration, amendment, or repeal be contained in the notice of such meeting or provided that all directors waive such notice or consent to such action by the Board of Directors without a meeting, as allowed by other provisions of these Bylaws.

         Section 2. The Board of Directors may alter, amend, or repeal Bylaws adopted by the shareholders.

                          INDEPENDENT AUDITOR'S CONSENT




We consent to the use in the Form SB-2 Registration Statement and Prospectus of CarPartsOnSale.com, Inc. of our report dated June 22, 2000 accompanying the consolidated financial statements of CarPartsOnSale.com, Inc. contained in such Registration Statement, and to the use of our name and the statements with respect to us, as appearing under the heading "Experts" in the Prospectus.



HEIN + ASSOCIATES LLP
Certified Public Accountants


July 25, 2000
Dallas, Texas

                                ESCROW AGREEMENT

THIS ESCROW AGREEMENT ("Agreement") is entered into by and between, INC., LTD. ("Customer") and ("Bank").

WHEREAS, the Customer is in the process of effecting an S-B2 public offering of its shares common stock (the "Shares"); and

WHEREAS, prospective purchasers of the Shares ("Investors") will be tendering funds to the Customer, subject to certain conditions; and

 WHEREAS, the Customer desires that such funds be deposited at the Bank in an interest bearing escrow account for safekeeping pending the results of the offering of the Shares; and

WHEREAS, the parties desire to enter into certain agreements regarding said escrow account;

NOW, THEREFORE, for Ten Dollars ($10) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.   Appointment, Acceptance, and Compensation
     (a) The Customer hereby appoints the Bank, a state banking association, as its escrow agent under this Agreement and the Bank hereby accepts such appointment. This Agreement will govern the relationship between the Bank and the Customer with respect to the Escrowed Funds (as defined in Section 3 below).

     (b) The Bank shall receive no compensation for its services hereunder. However, the Bank shall be reimbursed for all out-of-pocket expenses, including, but not limited to, reasonable attorney's fees, incurred in connection with the services rendered by the Bank pursuant to this Agreement. Customer shall pay all expenses of the Bank under this Agreement directly, and none of such expenses shall be charged against or paid from the Escrowed Funds.

2. Establishment of Escrow Account. The Bank shall establish a bank account under the name "CarPartsOnSale.com, Inc., Escrow Account" (the "Escrow Account"). The Escrow Account shall be separate from any account of the Customer. The Escrow Account shall bear interest at the prevailing rate.
3. Deposits to Escrow Account. The Customer may, from time to time, deliver, or cause to be delivered, to the Bank, for deposit into the Escrow Account, funds received from Investors. Such funds may be delivered by check or other instrument, or may be effected by wire transfer. Funds shall be drawn on domestic branches of United States banks, shall be payable in United States dollars, and shall be made payable to the order of "CarPartsOnSale.com, Inc., Escrow Account." All funds delivered by the Customer to the Bank, when cleared and collected, shall be referred to herein as the "Escrowed Funds." The Bank is hereby authorized, on behalf of the Customer, to endorse and forward for presentment and collection all checks received on account of subscriptions for Shares. If, after the receipt and deposit by the Bank of any check tendered in connection with any subscription, such check shall be returned as uncollectable, the Bank shall immediately return such check to the Customer for disposition.
     4. Safekeeping of Funds. The Bank shall hold all funds deposited in the Escrow Account in safekeeping until (i) the release of the Escrowed Funds to Customer pursuant to Section 5 below, or (ii) the return of the Escrowed Funds to the Investors pursuant to Sections 7 and 8 below. Additionally, the Bank will: (a) allow the administrators of the states listed in Schedule A the right to inspect and make copies of the records of the Bank at any reasonable time wherever the records are located; (b) notify the administrators of such states in writing upon the release of the Escrowed Funds pursuant to Sections 5 and 8 below; (c) release and return the Escrowed Funds to the Investors with interest and without any deductions for expenses, including expenses of the Bank, in the event that the subscriptions for the Shares are insufficient to meet the minimum offering amount within the time specified in this Agreement
5.   Escrow Release
     (a) At such time as the conditions for the release of the Escrowed Funds shall have been met, as described in Section
     (b) below (the "Escrow Release"), the Bank shall immediately release and deliver the Escrowed Funds to Customer.
     (c) As a condition to the release of the Escrowed Funds to Customer, (i) the total amount of the Escrowed Funds must equal or exceed Two Million Dollars ($2,000,000); and (ii) Customer must provide the Bank with a certificate, executed by the Customer under penalties of perjury, that it has received subscriptions for the minimum number of Shares as set forth in its prospectus.
6. Additional Deposits. From and after the Escrow Release, Customer may continue to deposit funds from Investors into the Escrow Account, but shall be entitled to immediately withdraw said funds upon written request.
7. Rejected Subscriptions. In the event that the Customer rejects any subscription for any reason, the Bank shall, upon receipt of written instructions from the Customer, return and deliver the Escrowed Funds attributable thereto, with interest, if any, and without deduction, to the Investor from whom the Escrowed Funds were received at the address provided to the Bank by the Customer . Such funds shall be returned by certified mail, return receipt requested, and the Bank may complete the return receipt to such certified mail so that such receipts are returned to the Customer.
8. Failure to Achieve Escrow Release. In the event that Escrow Release does not occur on or before May 31, 2001, the Bank shall, not earlier than thirty (30) days after such date (unless agreed to the contrary by the Customer) nor more than sixty (60) days after such date, deliver to each Investor, at the addresses provided by the Customer to the Bank, the Escrowed Funds held on behalf of each Investor.
9. Ownership of Funds. The Bank does hereby acknowledge and agree that all Escrowed Funds held in the Escrow Account shall, until disbursed to Customer in accordance with the provisions of this Agreement, be held for the benefit of each Investor and each Investor shall be considered the owner of its respective Escrowed Funds for all purposes.
10. Successor Escrow Agents. The Bank, or any successor escrow agent, may resign from its duties under this Agreement at any time by giving notice in writing to the Customer and shall be discharged from its duties under this Agreement on the first to occur of the appointment of a successor escrow agent as provided in this Section , or the expiration of thirty (30) calendar days after such notice is given, and may be discharged from its duties under this Agreement upon receipt from the Customer of five (5) days prior written notice of such discharge. In the event of any resignation or discharge of the Bank, a successor escrow agent shall be appointed by the Customer. A successor escrow agent shall be selected from among those state or national banks possessing trust powers whose principal office is located in the United States of America. Any successor escrow agent shall deliver to the Customer and the Bank a written instrument accepting appointment under this Agreement, and thereupon it shall succeed to all of the rights and duties of the Bank hereunder, and shall be entitled to receive the Escrowed Funds. Upon the resignation or discharge of the Bank, the Bank shall deliver all Escrowed Funds in its possession pursuant to the terms of this Agreement to such person or persons as the Customer shall designate in writing.
11. Rights, Privileges, Immunities and Liabilities of the Bank: The following shall govern the rights, privileges, immunities and liabilities of the
     Bank:
     (a) Not Party to Other Agreements. The Bank is not a party to, and is not bound by, any agreements involving the Customer other than this Agreement.
     (b) Indemnification. In the event the Bank becomes involved in any suit, litigation, or other investigative or legal proceeding in connection with this Agreement, the Escrowed Funds, or any matter related thereto, the Customer agrees to indemnify and save the Bank harmless from all loss, costs, damage, expense, liability, and attorney's fees suffered or incurred by the Bank as a result thereof, except any such loss, cost, damage, expense, liability, or attorney's fees that arise as a result, directly or indirectly, of the Bank's gross negligence or willful misconduct.
     (c) Acting on Notices. The Bank shall have no responsibility for the genuineness or validity of any document or other item deposited with it, and shall be protected in acting in accordance with any written notice, request, waiver, consent, certificate, receipt, authorization, power of attorney, or other document or instrument that the Bank, in good faith, believes to be genuine and signed by the proper parties.
     (d) Standard of Care. The Bank shall not be liable for anything that it may do or refrain from doing in connection herewith provided that it acts in good faith.
     (e) Consultation with Counsel. The Bank may consult with legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in accordance with the opinion and instructions of such counsel.
     (f) Discharge of Obligations. The Bank, having transferred the Escrowed Funds to the Customer or the Investors in accordance with the provisions of this Agreement, shall be discharged from any further obligations hereunder.
12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, first class, certified or registered, postage prepaid, return receipt requested, addressed to the party for whom they are intended at the following addresses:
          A.   If to Bank: Bank address

          B.   If  to  Customer:   CarPartsOnSale.com  address  Such  names  and
               addresses may be changed by written notice.

13. Entire Agreement and Amendments. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and may be amended or terminated (except as expressly provided herein) only by a written instrument executed by all parties, or their respective successors or assigns. There are no restrictions, promises, warranties, covenants, or undertakings other than those expressly set forth herein.
14. Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
15. Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the state of Texas without regard to its conflict of law rules.
16. Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the Bank, the Customer, the Investors, and their successors and assigns.
17. Provisions Severable. If any one or more covenants, agreements, or provisions herein shall be held for any reason whatsoever invalid or unenforceable, then such covenants, agreements, or provisions shall be null and void and shall be deemed severable from the remainder of this Agreement and in no way affect the validity of any such remainder.
18. Number and Gender. Whenever required by the context, any reference herein to the singular shall include the plural, any reference to the plural shall include the singular, and the gender of any pronoun shall mean and include the appropriate gender, whether masculine, feminine, or neuter.
19. Counterparts. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.


EXECUTED this the  , 2000

                         INVESTOR SUBSCRIPTION AGREEMENT

                                       FOR

                            CARPARTSONSALE.COM, INC.


Persons interested in purchasing shares ("Shares") of Common Stock of CarPartsOnSale.com, Inc.(the "Company") must complete, execute, and deliver this Subscription Agreement (the "Agreement") along with their check made payable to CarPartsOnSale.com, Inc. Escrow Account, Bank Of America, NA, Escrow Agent to:

                            CarPartsOnSale.com, Inc.
                                580 Aviator Drive
                             Ft. Worth, Texas 76179

If and when accepted by the Company, this Agreement shall constitute a subscription for shares of Common Stock, $.01 par value per share, of the Company. The minimum investment is $1,100 (200 Shares).

The Company reserves the right to reject in its entirety any subscription which is tendered or to allocate to any prospective purchaser a smaller number of Shares than the prospective purchaser has subscribed to purchase. In such event, the Company will return to you this Agreement your payment (or a pro rata portion of your payment, if such subscription is rejected only in part), without interest or deduction.

An accepted copy of this Agreement will be returned to you as your receipt, and a stock certificate will be issued to you shortly thereafter.

I/we hereby irrevocably tender this Agreement for the purchase of ________ Shares at $5.50 per Share. With this Agreement, I/we tender payment in the amount of $________ ($5.50 per Share) for the Shares subscribed.

In connection with this investment in the Company, I/we represent and warrant as follows:

a. Prior to tendering payment for the Shares, I/we received and reviewed the Company's Offering Circular dated ___________ 2000, and have relied on no other information or materials in reaching my/our investment decision.

b.       I am/we are bona fide resident(s) of
                                              ----------------------------------
                                                              (State)
         ------------------------------------
                    (Country)

Please register the Shares which I am/we are purchasing as follows:

         Name:
              ------------------------------------------------------------------

As (check one):

         Individual                                           Tenants-in-Common
                                                     -----
         Existing Partnership                                 Joint Tenants
                                                     -----
         Corporation                                          Trust
                                                     -----
         Minor with adult custodian
         Under the Uniform Gift
         to Minors Act

For the person(s) who will be registered shareholder(s):


Name                                Telephone

Street Address                      Social Security or Taxpayer ID number

City              State    Zip              Date of Birth

Signature                                   Date


ACCEPTED BY: CARPARTSONSALE.COM, INC.


By:                                           Date:
     ---------------------------------------       -----------------------------

Its:
         --------------------------------------------